As filed with the Securities and Exchange Commission September 9, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Performance Sports Brands, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7311 (Primary Standard Industrial Classification Code Number)	27-1307779 IRS Employer Identification Number)

1021 N. Sepulveda Blvd., Ste. G, Manhattan Beach, CA 90266
(310) 796-9422
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael F. Abram
1021 N. Sepulveda Blvd., Ste. G, Manhattan Beach, CA 90266
(310) 796-9422
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Lawrence E. Wilson
Kane Russell Coleman & Logan PC
919 Milam, Suite 2200, Houston, TX 77002
(713) 425-7400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $.001 par value	3,205,000	$.50	$1,602,500.00	$186.05

(1) Our common stock is not traded on any national securities exchange, automated quotation system or interdealer market.  The proposed offering price per share and proposed aggregate offering price was determined by the amount paid by purchasers in the most recently completed private placement of our common stock.  If our common stock is listed on a national securities exchange, automated quotation system or over-the-counter market before all shares registered in this registration statement have been sold, any remaining shares of our common stock may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold until the registration statement becomes effective.  This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
Subject to Completion, September 8, 2011

3,205,000 Shares of Common Stock, $.001 par value

The Selling Stockholders named in this Prospectus are offering up to 3,205,000 shares of our Common Stock, $.001 par value per share (the “Common Stock”).  The shares of our Common Stock covered by this Prospectus may be sold by the Selling Stockholders for a fixed price of $.50 per share until our Common Stock is admitted to trading on a securities exchange or automated quotation system or is quoted in an interdealer market.  The initial fixed selling price is based upon our most recently completed private placement of Common Stock.  If our Common Stock is admitted to trading on a securities exchange or an automated quotation system or if shares of our Common Stock are quoted in an interdealer market, the Selling Stockholders may sell shares of Common Stock covered by this Prospectus at prices based upon prevailing market prices.

We will not receive any of the proceeds from the sale of shares of our Common Stock by the Selling Stockholders.  We will pay all expenses relating to the registration of the shares covered by this Prospectus other than commissions, fees and discounts charged by brokers or dealers used by the Selling Stockholders. Our Selling Stockholders are responsible for any such commissions, fees or discounts.

Our Common Stock is not traded on any securities exchange or in any market.  There is no assurance that shares of our Common Stock will be admitted to trading on a securities exchange or automated quotation system or that an interdealer market for our Common Stock will develop.

The Selling Stockholders are deemed to be underwriters in connection with the sale of Common Stock pursuant to this Prospectus and any broker, dealer or other intermediary through whom shares covered by this Prospectus are sold is obligated to comply with the Prospectus delivery requirements described on the outside back cover of this Prospectus.

THIS OFFERING IS HIGHLY SPECULATIVE.  THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.  SEE PAGE 2 FOR CERTAIN “RISK FACTORS” THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Performance Sports Brands, Inc.
1021 N. Sepulveda Blvd., Suite G
Manhattan Beach, CA 90266
(310) 796-9422

The date of this Prospectus is [________________], 2011.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	2
Use of Proceeds	6
Determination of Offering Price	6
Dilution	7
Selling Stockholders	7
Plan of Distribution	8
Description of Our Common Stock	10
Interests of Named Experts and Counsel	10
Description of Our Business	11
Description of Our Property	14
Legal Proceedings	14
Market for Our Common Stock and Related Stockholder Matters	15
Management’s Discussion and Analysis of Financial Condition and Results of Operations	15
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure Matters	24
Information Relating to Management and Certain Holders of Our Common Stock	24
Reports to Security Holders and Additional Information	27
Disclosure of Commission’s Position on Indemnification for Securities Act Liabilities	28
Index to Financial Statements	29

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that which is contained in this Prospectus.  This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy our Common Stock in any circumstances in which such offer or solicitation is unlawful.  The information in this Prospectus is accurate on the date of this Prospectus.  Neither the delivery of this Prospectus nor any sale made in connection with this Prospectus shall, under any circumstances, create an implication that there has been no change in our affairs or change in the information set forth herein since the date of this Prospectus.

Note Regarding Trademarks:

Tour Striker and the Tour Striker logo are registered trademarks owned by Stacy R. and Martin J. Chuck and licensed to Tour Striker-TGA, LLC pursuant to a license agreement dated August 10, 2009.

IonX is a registered trademark owned by Technical Textiles, LLC and licensed to the Company pursuant to a license agreement dated February 1, 2010.

F2 and F2 Series Wedges are registered trademarks of Face Forward Technologies, LLC, The Golf Zone, LLC and W.G. Chase, LLC.

PROSPECTUS SUMMARY

This summary does not contain all information that you should consider before investing in our Common Stock.  You should carefully read the entire Prospectus, including the information set forth under “Risk Factors,” and the Financial Information beginning on Page F-1 before making an investment decision.

Company Overview

Performance Sports Brands, Inc. is a Nevada corporation formed on November 12, 2009 as Golfers Incorporated for the purpose of acquiring and operating businesses engaged in the design, distribution and marketing of proprietary branded sports lifestyle products designed to enhance the athletic performance and enjoyment for both professional and amateur sports enthusiasts. See “Description of Our Business”.

During 2010 we acquired all of the operating assets of The Golf Agency and TGA Media, LLC, all of the ownership interests in Face Forward Technologies, LLC and 50% of the ownership interests of Tour Striker-TGA, LLC.  We have treated those companies as our predecessors in this Prospectus.  We currently operate two business segments: Consumer Product and Media Services.

Our Consumer Products Segment manufactures, sells and distributes sports and athletic lifestyle products, which presently consist of golf clubs and golf training products and which will include a line of athletic apparel and accessories beginning in late 2011 or early 2012.  We currently have three company owned brands: Tour Striker® training aids, F2® wedges and irons and Energy Athletic™ apparel.

Tour Striker:  Tour Striker-TGA, LLC (Tour Striker Golf) was started in 2009 and was acquired by us in 2010.  It produces and markets a line of golf training clubs designed to intuitively assist golfers in developing improved impact position, more consistent ball striking and increased distance.

F2:  Face Forward Technologies, LLC (F2 Golf) began in 2006 and was acquired by us in 2010.  It produces and markets a line of game improvement golf clubs including wedges, irons, and hybrids.  These clubs feature unique, proprietary and patented designs.

Energy Athletic:  This new product line will be introduced in late 2011 or early 2012 and consists of a golf and casual apparel that incorporates IonX® Energy Fabric, a patented, ionized material which stimulates the delivery of oxygen to the muscles to increase energy, strength and focus and accelerate recovery from injuries and fatigue.

Our Media Services Segment does business as The Golf Agency and creates, produces, directs and edits instructional videos and short and long form direct response informational and advertising presentations for distribution via print, internet and social media; purchases media space and places advertising content with media sources for products and services targeted at golfers; and provides consulting services relating to product design, branding, packaging and marketing.

Our founders and principal owners, Stephen V. Abram and Michael F. Abram, have more than 30 years of combined experience in development and marketing golf products and in writing, producing and directing advertising and promotional materials for golf products.  See “Information Relating to Management and Certain Holders of Our Common Stock”.

Summary Financial Data

The following summary financial data should be read in conjunction with the Financial Statements and Notes thereto, included elsewhere in this Prospectus:

	Year Ended August 31,		Nine Months Ended May 31,
Statements of Operations	2010	2009	2011	2010
			(unaudited)
Revenues	$4,305,678	$4,552,292	$6,142,525	$2,170,421
Gross profit	2,567,687	1,717,272	3,448,642	1,079,611
Net income (loss) attributable to Performance Sports Brands, Inc.	(214,527)	409,421	(763,061)	(291,233)

	August 31,		May 31,
Balance Sheets	2010	2009	2011
			(unaudited)
Cash and cash equivalents	$189,306	$69,256	$76,497
Current Assets	1,235,919	329,173	1,760,834
Total Assets	1,525,090	432,483	2,018,461
Total Liabilities	2,062,729	1,032,790	3,012,458
Stockholders’ Deficiency	(537,639)	(600,307)	(993,997)

Terms of Offering

The Selling Stockholders named in this Prospectus are offering the shares of Common Stock offered through this Prospectus.  We will not receive any proceeds from the sale of the shares covered by this Prospectus.  See “Use of Proceeds” and “Plan of Distribution”.

The offering price of $.50 per share was determined based on the price that purchasers in our most recently completed private placement paid for shares of our Common Stock and is fixed until shares of our Common Stock are admitted to trading on a securities exchange or automated quotation system or quoted in an interdealer market.  If our Common Stock is admitted to trading on a securities exchange or an automated quotation system or if shares of our Common Stock are quoted in an interdealer market, the Selling Stockholders may sell shares covered by this Prospectus at prices based upon prevailing market prices.  We have agreed to bear all costs associated with registering the shares covered by this Prospectus with the Securities and Exchange Commission for sale by the Selling Stockholders.  Each Selling Stockholder is responsible for any commissions, fees and discounts payable to brokers, dealers or intermediaries that they engage in connection with the sale of such shares.  See “Determination of Offering Price”.

RISK FACTORS

Investment in shares of our Common Stock is highly speculative and involves significant risks.  It should be considered only by persons with substantial net worth, no immediate need for liquidity and the ability to bear the loss of their entire investment.  In addition to the risks described below, we are subject to the usual risks associated with operating a small business enterprise in a highly competitive market.  You should carefully consider the following factors before investing in shares of our Common Stock.

Factors Relating to Our Business in General

We have a limited operating history and reported net loss attributable to our stockholders for the year ended August 31, 2010 and nine months ended May 31, 2011.

We have a limited history of operations which does not provide a basis for an evaluation of our performance or ability to operate profitably.  We reported a net loss attributable to our stockholders for our last fiscal year and the last nine months of operations.  In addition, we have an accumulated deficit of $977,588 and a negative book value as of May 31, 2011.  There is no assurance that we will be able to operate at a profit in the future or generate enough cash flow from operations to fund our cash requirements.

We have concluded, and our independent registered public accounting firm has concurred, that certain matters involving internal control should be considered significant deficiencies or material weaknesses.

In connection with the audit of our financial statements as of and for the year ended August 31, 2010 our independent registered public accounting firm reported to our management and directors that we have identified certain material weaknesses in internal control over financial reporting related to inadequate financial statement preparation and review procedures.  A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.  Specifically, we determined, and our independent registered public accounting firm concurred, that we did not maintain an effective control environment to ensure that transactions and account analysis and reconciliations performed in conjunction with the financial statement close process have been adequately performed and reviewed; and, because we lack sufficient accounting and finance resources, certain financial and accounting personnel had incompatible duties that permitted creation, review, process, and potential management override of certain financial data without independent review and authorization.

We have limited capital resources and may not be adequately capitalized.

We have relied upon loans from our founders and other close associates, private placements of our securities and extended payment terms from our suppliers to fund our operations.  We intend to incur additional indebtedness and sell additional equity securities to fund our cash requirements.  Such additional indebtedness and equity may not be available or, if available, may be available only on terms that adversely affect our ability to operate at a profit.  If we grant a security interest in our assets to obtain additional indebtedness and are not able to pay such indebtedness, we could lose our assets to foreclosure.  Sales of additional equity securities could be dilutive of the interests of present security holders.  Refusal of our suppliers to allow extended payment terms could adversely affect our cash flow.  Any of the foregoing could have a material adverse effect upon our financial condition and results of operations.

Our success is dependent upon the continued availability and efforts of Stephen V. Abram and Michael F. Abram.

We are dependent upon the experience, abilities and continued services of Stephen V. Abram and Michael F. Abram.  We have entered into agreements with entities controlled by each of them for their services that contain covenants not to compete and confidentiality provisions.  However, the loss of the services of either of these individuals because of death or disability would have a material adverse effect upon our performance and it may be difficult or impossible to replace their services on similar terms.

We compete with other companies that have significantly greater name recognition and financial resources in an industry that has relatively low natural barriers to entry of new competitors.

We compete in a highly fragmented industry that is dominated by a few well known names that have significant financial resources, control over some or all of the production and delivery of their products, and are able to produce and deliver competitive products at a lower cost.  In addition, the natural barriers to entry are relatively low, which means that new competitors are constantly entering the market.  Our Media Services Segment purchases media in a niche market and competes with major buyers of media that have commitments in various markets, some of which may have better negotiating positions and can commit to large block purchases.  As a result, we experience price pressures in our Consumer Products Segment from price cutting by major suppliers and by price incentives from entry level suppliers and price and block purchasing pressures from major media buyers in our Media Services Segment.  These pressures could adversely affect the price at which we are able to sell our products or services and the gross margins that we are able to generate.

Our operating results could be adversely affective if we fail to anticipate consumer preferences.

We order merchandise in advance based upon our best projections of consumer tastes and anticipated demand.  If we underestimate demand, we will not have sufficient inventory to ship to all customers and could be required to reorder additional product at higher costs to meet the orders we receive.  In addition, delays from backordered products could adversely affect customer satisfaction and result in lost sales.  If we overestimate demand, we will have excess inventory and may be required to discount our selling price.  Our operating results will be adversely affected if we do not correctly anticipate consumer preferences.

Our management has limited experience in operating a public company and we will incur additional costs relating to compliance with U.S. Securities Laws.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements.  These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, as well as regulations implemented by the Securities and Exchange Commission.  In addition, our management team will also have to adapt to the requirements of being a public company.  We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.  The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services.  Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

As a public company, we may be subject to claims from our stockholders and regulatory authorities.

Public companies are subject to increased risk of regulatory actions, stockholder suits and other liabilities that could result in additional legal expenses, increased cost of director and officer liability insurance, exposure to substantial penalties and other costs that we would not incur as a privately held business.  These additional costs could be material and could adversely affect our results of operations and financial condition.

Our principal stockholders own more than 80% of our outstanding Common Stock and can take actions without the consent or approval of our other stockholders.

Stephen V. Abram and Michael F. Abram control more than 80% of our outstanding Common Stock and can elect officers and Directors, amend our Articles of Incorporation or undertake any major corporate transaction without the consent of our other stockholders.  Our other stockholders do not have the ability to cause or block a sale of assets, merger, acquisition or other transaction and they have no effective remedy if the controlling stockholders authorize action that they do not approve.

The seasonality of demand for our products and services puts a strain on our operating infrastructure and personnel and results in fluctuations in our quarterly results.

A disproportionate amount of our net sales occurs between March and August of each year.  If we do not maintain adequate inventory to meet seasonal customer demand, it could significantly affect our net sales and future growth.  In addition, we are required to incur the cost of maintaining the operational infrastructure and inventory necessary to meet seasonal demands and have excess capacity during period of low sales.  Since a disproportionate amount of our net sales occur during the fourth fiscal quarter of each fiscal year, our financial results in such quarter will have a disproportionate effect on our financial results for the full year.

Factors Relating to Our Consumer Products Segment

We are dependent upon non-owned manufacturers and distributors to produce and deliver our products and an interruption in their operations could adversely affect our results of operations.

We rely upon an independent manufacturer and distributor to supply Consumer Products meeting our specifications.  We order specific quantities from our supplier and do not have a long term supply arrangement with our supplier that would require additional quantities to be supplied at the same price.  In addition, strikes, natural disasters, and other interruptions in the deliveries of products from our manufacturers and distributors could adversely affect our ability to deliver products to our customers.  We have not identified alternative sources to supply our products in the event of a price increase or an interruption in deliveries.  If alternative sources for supply of our products are not available, or are available only at increased costs or delay in delivery, our results of operations could be adversely affected.

Our products are supplied by foreign manufacturers and subject to currency risks, political unrest and other risks.

We purchase our Consumer Products from a foreign manufacturer located in China.  Changing or uncertain economic conditions in China and political unrest can adversely affect our foreign supplier.  In addition, we are subject to increases inbound freight costs, tariffs, duties, and currency exchange rates, and could be affected by export/import controls and quotas and other risks that could increase our costs and decrease our gross profits as well as decrease our ability to ship our merchandise in a timely manner.  Any disruption or delays in, or increased costs of, importing our products could have an adverse effect on our business, financial condition and operating results.

We intend to introduce an unproven product in a product area with which we have no previous experience

We intend to introduce our Energy Athletic™ line of apparel and accessories in late 2011 or early 2012.  We do not have any previous experience in designing, marketing or distributing apparel.  In addition, the success of our new line of apparel will depend on consumer acceptance of the benefits anticipated from IonX® Energy Fabric and consumer preferences regarding color and style.  There is no assurance that our new product line will be successful or that we will be able to recover the costs incurred in designing, developing and marketing this product line.

We rely on independent carriers as part of our fulfillment operations, and these carriers could fail to adequately serve our customers.

We rely on a limited number of carriers to ship inventory to us and to deliver orders to our customers.  Shipments could be adversely affected by inclement weather, fire, flood, power loss, earthquakes, labor disputes, acts of war, terrorism and acts of God.  If we are unable to negotiate service levels and costs that are acceptable, or our delivery vendors fail to perform satisfactorily, it could negatively affect the satisfaction of our customers and our profitability.

Changes in the availability, security, cost and reliability of our direct response order system may adversely affect our net sales.

We receive orders for our products primarily through the direct response websites we operate.  Access by our customers to our internet websites is dependent upon telecommunications infrastructure, internet service providers and others over which we have no control.  Changes in the cost of telephone or internet access or restrictions on purchases through the internet, including any effort to impose sales taxes or other charges on internet purchases, could increase the cost of our products.  In addition, our websites and our ability to accept orders through the internet may be adversely affected by malicious attacks, viruses, malware and software failures, and breaches of internet security.  Anything that would increase the cost of internet sales, hamper or interrupt customer access to our websites or compromise the security of our customer’s personal information could adversely affect our net sales, operating results and customer satisfaction.

Factors Relating to Our Media Services Segment

Our Media Services Segment may be subject to cost increases, lack of available production or acting talent, or other factors.

We hire production, filming and other services in connection with our production of standard, extended and made for television promotional materials.  The availability of production, writing and acting talent is subject to interruption for other commitments, union negotiations, and other factors that are beyond our control.  In addition, many of our productions require the services of professional athletes as endorsers.  The costs of both production and acting or endorsement talent are also subject to increases in costs without notice.  We may be unable to engage the required services or endorsements on terms that are within the production budget, which could have an adverse effect on the profitability of our Production and Advertising Services Segment.

Factors Relating to Shares of Our Common Stock

The initial offering price for shares of our Common Stock was arbitrarily determined and may not accurately reflect the future market price or the actual value of those shares.

The initial offering price set forth in this Prospectus was determined based upon the price that was paid by investors in our most recently completed private placement.  The investors in that private placement were business associates, employees, consultants, friends and family and the price paid bears no relationship to our book value, assets, earnings or other recognized value criteria.  Accordingly, the initial price in this offering is not determined by a free market in which willing sellers and willing buyers establish a price based upon allocation of their investment resources among available alternatives.  The initial offering price should not be relied upon as an indication of the market price that would be determined by a freely operating market.

There is no public market for shares of our Common Stock and there is no assurance that a public market will develop.

Shares of our Common Stock are not and have not been listed or quoted on any exchange or quotation system.  There is no assurance that a market maker will agree to file the necessary documentations with the Financial Industry Regulatory Authority (“FINRA”) or that FINRA will authorize trading in shares of our Common Stock or that an active trading market in shares of our Common Stock will develop.  Unless a public market for shares of our Common Stock develops, it may be impossible to determine the value of the shares and it may be impossible to sell shares of our Common Stock.  You may be required to hold shares of our Common Stock indefinitely.

If a public market develops for shares of our Common Stock it will likely be highly volatile.

Most of the shares of our Common Stock are held by our affiliates and are not freely transferrable.  As a result, there is a limited number of shares of our Common Stock that will be available for transfer at any time and any market for shares of our Common Stock is likely to be highly volatile and disproportionately affected by the demand for and availability of shares of Common Stock rather than our operating performance.

Shares of our Common Stock will likely be subject to the “Penney Stock” rules, which could adversely affect the price and liquidity of our Common Stock.

A “Penny Stock” is an equity security with a price of less than $5.00 per share that is not traded on a national securities exchange or automated quotation system.  Under the rules adopted by the Securities and Exchange Commission, broker-dealers engaging in a penny stock transaction must first provide their customer with a written statement that describes the risks of investing in penny stocks.  In addition, the broker-dealer must inform their customer of the current bid and asked price for the shares and the compensation the firm and the broker-dealer will receive in the transaction, and must provide their customer with a monthly account statement showing the market value of each penny stock held in the customer’s account.  The broker-dealer must also make a written determination that the investment is suitable for the purchaser and obtain a written authorization for the purchase of a penny stock for its customer.  These requirements may discourage broker-dealers from effecting transactions in shares of our Common Stock or increase the cost of transactions in shares of our Common Stock and could adversely affect the market price for and liquidity of shares of our Common Stock.

We do not anticipate paying dividends on shares of our Common Stock and investors will be dependent upon appreciation in market value to obtain an economic benefit from their investment.

We do not anticipate paying cash dividends on shares of our Common Stock and investors will not be entitled to receive interest or other distributions in connection with ownership of our Common Stock.  To the extent that no public market develops in shares of our Common Stock, the market is illiquid or volatile, transaction costs relating to the sale of our Common Stock are too great, or the initial offering price is greater than the market value that can be obtained in a public market, investors will be unable to recover their investment.

We have a substantial number of authorized and unissued shares of capital stock that could be issued by us without approval by our stockholders and which could result in immediate and substantial dilution of outstanding shares of our Common Stock.

Our Articles of Incorporation authorize the issuance of up to 50,000,000 shares of Common Stock and up to 25,000,000 shares of preferred stock.  Our Board of Directors may issue shares of Common Stock without the prior authorization of our stockholders for any consideration that the Board of Directors deems to be adequate.  In addition, our Board of Directors can designate one or more series of preferred stock with such rights and preferences, including voting rights and preferred distributions, as the Board of Directors determines to be in our best interest.  Issuance of additional shares of Common Stock or the designation and issuance of a series of preferred stock could result in immediate and substantial dilution of the rights of the existing stockholders.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of our Common Stock covered by this Prospectus.  We will not receive any of the proceeds but have agreed to bear the expenses of registering the shares of our Common Stock for sale by the Selling Stockholders.  The Selling Stockholders will pay any discounts, commissions, fees and other expenses incurred in connection with the sale of the shares of Common Stock owned by them.

DETERMINATION OF OFFERING PRICE

Our Common Stock is not listed or quoted on any exchange or quotation system.  The initial offering price for shares of our Common Stock was determined by the price that was paid by investors in our most recently completed private placement.  Investors in that private placement were business associates, employees, consultants, friends and family and the price paid bears no relationship to our book value, asset value, earnings or other recognized value criteria.  We considered our financial condition, operating history, prospects for adding additional products, the discount normally associated with privately owned shares, and the general market conditions for shares issued by small public companies in determining the initial offering price for shares of our Common Stock.

If shares of our Common Stock are hereafter listed or quoted on an exchange or quotation system, the Selling Stockholders may sell shares of our Common Stock subject to this Prospectus at prices determined by transactions on such exchange or quotation system.  There is no assurance that shares of our Common Stock will be listed or quoted on any exchange or quotation system or that, if listed or quoted, shares of our Common Stock will trade at market prices in excess of the initial offering price.

DILUTION

We are not issuing new shares of our Common Stock in this offering.  Sales by the Selling Stockholders will not have any effect upon our net tangible book value per share.

SELLING STOCKHOLDERS

The following table contains the name of each Selling Stockholder and the number of shares of Common Stock beneficially owned by such Selling Stockholder as of the date of this Prospectus.  The shares of Common Stock covered by this Prospectus are being offered by the Selling Stockholders to permit the creation of a public secondary market for shares of our Common Stock.  Each Selling Stockholder may offer all or any part of the shares of Common Stock beneficially owned but no Selling Stockholder has an obligation to offer any shares of Common Stock under this Prospectus.  All information relating to Selling Stockholders has been furnished by the Selling Stockholders.

[Balance of Page Intentionally Blank]

Name	Position	Shares Beneficially Owned as of May 31, 2011	Maximum Number of Shares to Be Offered	Shares Held Following Offering Assuming All Shares Offered are Sold	Percent

Kevin Campbell	Advisory Board Member	67,000	42,000	25,000	*
Richard Corgel(1)	Advisory Board Member	520,000	100,000	420,000	1.2%
Nick and Nancy Cox	None	50,000	50,000	-	*
C. Carl Davis Jr	None	50,000	50,000	-	*
Derrick H Dobbin(2)	Consultant	912,000	112,000	800,000	2.2%
Serena Hale	None	20,000	20,000	-	*
Dave Huff	None	110,000	110,000	-	*
Blake Irving	None	50,000	50,000	-	*
Stays Jargis Jasaitis(3)	Advisory Board Member	50,000	50,000	-	*
Thomas McDonald	None	52,000	50,000	2,000	*
William Miele	Advisory Board Member	75,000	50,000	25,000	*
Larry Mirick(4)	Advisory Board Member	75,000	50,000	25,000	*
Steve Obradovich	Advisory Board Member	75,000	50,000	25,000	*
Albert Ouiment	None	10,000	10,000	-	*
J Peterman(5)	None	178,500	178,500	-	*
Scott Peterman	None	59,500	59,500	-	*
John Pulos	None	100,000	100,000	-	*
Tim Roth	None	138,000	138,000	-	*
Bryan Shumate Short	None	55,000	55,000	-	*
Dan Short(6)	None	815,000	815,000	-	*
Paige Short(6)(7)	None	865,000	865,000	-	*
Samuel Sicard	None	50,000	50,000	-	*
Andrew I Telsey	None	100,000	100,000	-	*
Daryl Wee	None	50,000	50,000	-	*
Total			3,205,000	1,322,000	3.7%
* less than 1%

(1)	Held in the name of Pacific Four Investors LLC, of which Richard Corgel is the managing member.
(2)	Held in the name of DH Dobbin Consulting.
(3)	Held in the name of Los Angeles Real Estate Management, Inc. defined Benefit Retirement Trust.
(4)	Held in the name of Larry & Christine Mirick Family Trust.
(5)	Held in the name of F2 Solutions.
(6)	Dan Short and Page Short married and each may be considered to be the beneficial owner of the shares held in the name of the other.
(7)	50,000 shares are held in the name of The Shumate Foundation, which is controlled by Paige Shumate.

PLAN OF DISTRIBUTION

The Selling Stockholders may sell all or a portion of the Common Stock beneficially owned by them at a fixed price of $.50 per share until shares of our Common Stock are listed for trading on a securities exchange or automated quotation system or quoted on an interdealer market.  If shares of our Common Stock are listed for trading on any securities exchange or automated quotation system or admitted to trading on an interdealer market, the Selling Stockholders may sell all or a portion of the Common Stock beneficially owned by them on such exchange or through such interdealer market at prevailing market prices or in privately negotiated transactions based upon prevailing market prices.

Sales of our Common Stock covered by this Prospectus may be affected by any of the following methods:

•	privately negotiated transactions;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	writing or settlement of options or other hedging transactions, whether on an options exchange or otherwise;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	arrangements in which a broker-dealer agrees with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	transaction on any securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	transactions in the over-the-counter market;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Selling Stockholders may effect such transactions by selling Common Stock to or through underwriters, broker-dealers or agents, and such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholder or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume and may sell Common Stock short and deliver Common Stock covered by this Prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The Selling Stockholders may also lend or pledge shares of our Common Stock to broker-dealers that in turn may sell such shares.

Selling Stockholders may pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our Common Stock subject to such pledge from time to time pursuant to this Prospectus or any amendment to this Prospectus or other applicable provision of the Securities Act of 1933, as amended; amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.  Selling Stockholders also may transfer and donate shares of our Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.  To the extent required, by regulations under the Securities Act or otherwise, the Prospectus will be supplemented or be the subject of one or more post-effective amendments, as the case may be, to reflect the foregoing transactions.

The Selling Stockholders and any broker-dealer participating in the distribution of the Common Stock will be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the Common Stock is made, a Prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, shares of our Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states shares of our Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock.  All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

The Selling Stockholders also may resell all or a portion of the shares of our Common Stock beneficially owned by them in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, if they meet the requirements of that rule.

Once sold under the registration statement of which this Prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.  We have agreed with the Selling Stockholders to keep the registration statement of which this Prospectus is a part effective until (a) all shares of our Common Stock covered by this Prospectus have been sold or otherwise disposed of in accordance with this Prospectus or (b) the expiration of one year from the date that the registration statement of which this Prospectus is a part is declared to be effective.

DESCRIPTION OF OUR COMMON STOCK

We are authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value per share, and 25,000,000 shares of preferred stock, $.001 par value per share.  As of the date of this Prospectus there were outstanding 35,657,000 shares of our Common Stock held by 56 stockholders of record.  Our Board of Directors has not designated a series of preferred stock and we do not have any shares of preferred stock outstanding.  There are two convertible notes outstanding  that could be converted into 270,000 shares of Common Stock, subject to certain adjustments.  All outstanding shares of our Common Stock are fully paid and non-assessable under Nevada law.

Voting

Each share of our Common Stock is entitled to one vote in all matters that are subject to a vote of our stockholders, including the election of Directors.  Unless a greater percentage is required under the laws of the State of Nevada, a majority of the issued and outstanding shares of our Common Stock constitutes a quorum at a meeting of the stockholders.  Actions by the stockholders requires the approval of a majority of the shares present at a meeting, whether represented in person or by proxy, except that Directors are elected by a plurality of the shares present and voting.  A majority of the issued and outstanding shares of our Common Stock may approve actions by written consent.  Our Common Stock is not entitled to cumulative voting for Directors and does not have pre-emptive rights with respect to securities issued by us in the future.

Dividends

The holders of our Common Stock are entitled to participate ratably in dividends if and when declared by the Board of Directors.  We have not paid dividends in the past and do not expect to pay dividends in the future.

Limitations

Our Board of Directors may designate and issue one or more classes or series of preferred stock without consulting or obtaining the approval of the holders of our Common Stock.  If the Board of Directors designates a class or series of preferred stock, it could provide that the shares of such preferred stock have senior voting rights, preferred distribution rights, the right to elect a class of Directors, separate voting rights on approval of transactions or other preferences to the rights of the holders of our Common Stock.  The issuance of preferred shares could be used to prevent or delay any attempt to acquire control without the consent of our Board of Directors.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our consolidated financial statements as of August 31, 2010 and 2009, and for the two years then ended included in this Prospectus have been audited by J.H. Cohn LLP, an independent registered public accounting firm.  Such consolidated financial statements are included in reliance upon the report of such firm given on the authority of said firm as experts in accounting and auditing.

The validity of the shares of our Common Stock offered by this Prospectus will be passed upon for us by Kane Russell Coleman & Logan PC.

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the shares of our Common Stock covered by this Prospectus or other legal matters in connection with the registration of the Common Stock covered by this Prospectus was employed on a contingency basis or had, or is to receive in connection with the offering, an interest, direct or indirect, in Performance Sports Brands, Inc. or any of its parent or subsidiaries, or was connected with Performance Sports Brands or its parents or subsidiaries as a promoter, managing underwriter, voting trustee, Director, officer or employee.

DESCRIPTION OF OUR BUSINESS

We are a Nevada corporation, formed on November 12, 2009, under the name “Golfers Incorporated”.  We changed our name to “Performance Sports Brands, Inc.” on March 30, 2011.

We were originally formed with the contribution of certain intangible property, consisting primarily of research and preliminary business modeling, that was developed by The Golfers Company and distributed to the investors in that company when it ceased doing business.  On January 1, 2010, we acquired from entities, controlled by Stephen V. Abram and Michael F. Abram, all of the operating assets of W. G. Chase LLC, an advertising agency and production company providing marketing and media services for clients in the golf industry; TGA Media, LLC, a company engaged in buying and placing advertising for golf products; all of the ownership interests in Face Forward Technologies, LLC, the owner of the trademarks, designs and other technology relating to an improved line of wedges, irons, and hybrids; and 50% of the ownership interests in Tour Striker-TGA, LLC, the owner of the trademarks, designs and other technology relating to a teaching aide for golfers and golf instructors.  Since the entities controlled by Stephen V. Abram and Michael F. Abram became our controlling stockholders, we have treated the businesses acquired from them as our predecessors for the purposes of this Prospectus.  On February 10, 2010, we obtained an exclusive, unlimited, irrevocable, worldwide license from Technical Textiles, LLC to and under U. S. Patent No. 7,896,928 Ionized Performance Fabric Composition, and U. S. Trademark IonX® to manufacture, market and sell golf apparel, golf equipment and other products related to golfing or distributed primarily to the golf industry.

Products and Services

We design, market, sell and distribute branded sports lifestyle products that are designed to enhance the performance and enjoyment of both professional and recreational sports enthusiasts and create, produce, write, direct and edit informational and promotional media materials, place advertising with media sources and provide consulting services relating to product design, branding, marketing and packaging.  We have two principal business segments: Consumer Products and Media Services.

Consumer Products

Our Consumer Products Segment manufactures, sells and distributes sports and athletic lifestyle products, which presently consist of golf clubs, golf training products and apparel.  During the fiscal 2010, we acquired all of the ownership interests of Face Forward Technologies, LLC and 50% of the ownership interests of Tour Striker-TGA, LLC and obtained an exclusive worldwide license to manufacture and market clothing and golf-related products that incorporate IonX® Ionized Performance Fabric.  Since our acquisition of these operations, we have been engaged in updating the designs and developing new marketing programs relating to our clubs and training aide products, designing and identifying the manufacturers for our line of golf apparel and expanding our distribution network.  Our Consumer Products Segment intends to introduce our Energy Athletic™ line of clothing later in 2011 or in early 2012.

Our current and planned Consumer Products are:

Tour Striker® Training Clubs: The Tour Striker line of golf training clubs is designed to help golfers learn to strike a golf ball properly with forward shaft lean to develop better impact position and more distance and consistency. Practicing with the Tour Striker or Tour Striker Pro can help change and improve the golfer’s swing by forcing lag with a hands-ahead position at impact to hit the golf ball on the reduced club face. The user learns to deliver the club impact with a descending motion, while leaning the shaft forward at impact. Since Tour Striker and Tour Striker Pro look, feel and swing like a regular club, except for the reduced club face, transferring the golfers improved swing dynamics and ball striking technique from practice to play is relatively easy. Major golf retailers GolfSmith and TGW tell us that the Tour Striker is currently their number one selling golf training product. Tour Striker is endorsed by PGA Champions Tour Winner and CBS Sports Golf commentator Gary McCord.

F2® Wedges and Irons:  “F2” stands for “Face Forward” and describes the design of F2 wedges and irons, in which the leading edge of the club is moved down and forward in relation to the hosel and shaft.  This patented design (U. S. Patent No. D569,932, Golf Club Head) results in the club face striking the ball before the hosel enters the area around the ball, making it less likely to strike the ball with the hosel.  The new F2 SS wedges have the leading edge of the club face in line with the shaft and a club face that is uninterrupted by the hosel.  Since the hosel is recessed, it prevents the twisting and dragging of deep rough that can cause off-line shots from other club designs and creates a larger club face, making it easier to hit and more forgiving.  This larger hitting area also encourages confidence when opening the club face in sand and rough.  F2 Golf is endorsed by two-time US Open Winner and lead ESPN Golf analyst Andy North.

Energy Athletic™ Apparel:  One of the most critical factors in golf performance is fatigue and its effect on focus, coordination and strength.  Negative ions have long been believed to increase energy, strength and focus, give a sense of well-being, prevent fatigue and hasten recovery from injuries.  We have executed an exclusive, unlimited, irrevocable, worldwide license to and under U. S. Patent No. 7,896,928 Ionized Performance Fabric Composition, and U. S. Trademark “IonX” to manufacture, market and sell golf apparel and other golf related products using IonX Ionized Energy Fabric, a unique material that uses negative ions embedded in the fabric to stimulate the delivery of oxygen to muscles and vital organs.  Energy Athletic™ is the first line of golf and casual apparel to incorporate IonX Ionized Energy Fabric to provide the benefits of negative ions during and after play.  The apparel is being launched in summer 2011.  Energy Athletic™ is endorsed by winning US Ryder Cup Captain and PGA Championship Winner Paul Azinger.

The market for our Consumer Products is highly fragmented.  We compete with large integrated manufacturers like Wilson Sporting Goods Co.; golf specialty manufacturers like Taylor Made Golf, Callaway Golf, Karsten Manufacturing, Fortune Brands and Mizuno USA; and other niche manufacturers and retailers of golf clubs and training aids.  We also compete with large clothing manufacturers like Nike, Adidas and Under Armour and specialty manufacturers of apparel and accessories.  Some of the equipment manufacturers also market a line of golf apparel and accessories or license their brands to other manufacturers of apparel.  In addition, the barriers to entry in these markets are relatively low and new competitors enter the markets regularly.  Many of our competitors have significant name recognition and widely publicized trademarks and trade names.

All Consumer Products are marketed and sold through national direct response advertisement on television and the internet, by broadly distributed email messages to our buyer database and outside databases consisting of individuals that have demonstrated an interest in golf products, by print advertising in golfing publications, through trade shows, and by targeted information and promotional broadcasts on cable networks dedicated to golf and golfers.  We maintain an online store in which our Consumer Products and products offered by other manufacturers and distributors are offered for sale and each of our Consumer Products is offered through a dedicated website relating to the specific product line.  We also currently offer Consumer Products through more than 1000 retailers in the United States and Canada, including Dick’s Sporting Goods, Golfsmith, Vans, Edwin Watts, The Golf Warehouse and Golf Town and through distributors in the United States and Japan.

Our Consumer Products are marketed based upon the perception that they will result in improved performance, attractive design and manufacturing quality.  This perception of improved performance is enhanced by research and testing against competitive products in both controlled and uncontrolled environments.  In addition, the use and endorsement of our Consumer Products by professional athletes and testimonial statements of other users of our Consumer Products reinforces the idea that use of our Consumer Products will result in lower scores and more enjoyment.

All Consumer Products are manufactured by independent manufacturers according to our specifications.  During the last two completed fiscal years, all Consumer Products were manufactured by Kennex Industrial Co., Ltd. of Guangdong, China and were sourced through Scon Industrial Co., Ltd. of Taiwan.  We believe that alternate manufacturers and suppliers are available.  Technical Textiles, LLC, will supply all IonX® Ionized Energy Fabric for our Energy Athletic™ line of apparel.

Media Services

Our Media Services Segment does business as The Golf Agency and creates, produces, directs and edits instructional videos and short and long form direct response informational and advertising presentations for distribution via print, internet and social media; purchases media space and places advertising content with media sources for products and services targeted at golfers; and provides consulting services relating to product design, branding, packaging and marketing.

We provide Media Services to a variety of customers, some of whom may compete with our Consumer Products.  Current Media Services customers include:

•	OptiShot Simulator
•	Vharness
•	Synchronizer
•	The SmartSwing
•	Big Moss Golf

Past Media Services clients have included:

•	SkyCaddie GPS
•	Orlimar Golf
•	AJ Golf (ajgolf.com)
•	SpeedStik
•	Roger Fredericks Golf Swing Flexibility
•	Liquidmetal Golf
•	Golf Tips Magazine
•	NEXT Technology
•	Greens.com
•	Straight Down Apparel
•	Tom Kite’s The Putting Connection
•	John Daly’s Power Groove
•	Organic Milling’s 1st Tee and 10th Tee Golf Bars

We also buy media space and place advertising with national and regional television, print, internet and social media advertising and provide consulting services relating to product design and packaging, marketing strategy, copy content, and print and web design.  We place advertising with media outlets through Competitive Edge Media Marketing, a non-affiliated entity that handles scheduling and other administrative matters relating to media placements, and share in the commissions paid in connection with the placement of advertising and other materials with media outlets.

Our Media Services Segment competes with large production companies, other niche production companies similar to The Golf Agency, and individual writers, producers, directors and editors of the informational and promotional materials.  In addition, our Media Services Segment competes with other media buyers for advertising space and placements.  No competitor has a material share of the relevant market and we believe that no competitor has the ability to control any relevant market.  Our Media Services are marketed primarily based upon the reputation of Stephen V. Abram and Michael F. Abram, who have more than 30 years’ of collective experience writing, producing, directing and editing instructional and promotional videos relating to golf and golfing products.

Our Media Services are provided primarily using our full time and part time employees and broadcast cameras, lighting and other production equipment we own.  When necessary, our employees and owned equipment are supplemented with independent contractors with whom we have previously worked and equipment rented from established suppliers of production equipment.

Dependence Upon Customers

The following customers accounted for the percentage of our Consumer Products sales set forth opposite their names in the period indicated:

Product Line	Percent of Sales for Fiscal 2009	Percent of Sales for Fiscal 2010	Percent of Sales for Nine months ended 05/31//2011
Direct Response Customers	80%	76%	60%
MIT Inc. (Japanese Distributor)	0%	20%	4%
Dicks Sporting Goods	0%	0%	6%
The Golf Warehouse	1%	1%	4%

The following customers accounted for the percentage of our Media Services sales set forth opposite their names in the period indicated:

Customer	Percent of Sales for Fiscal 2009	Percent of Sales for Fiscal 2010	Percent of Sales for Nine months ended 05/31//2011
Optishot Simulator	0%	0%	55%
VHarness	0%	24%	41%
SwingNature	0%	34%	2%
AJ Golf	33%	15%	0%
Roger Fredericks Golf Swing Flexibility	10%	13%	0%
SkyCaddie GPS	25%	0%	0%
Golf Swing Concepts	10%	2%	0%
Rife Putters	13%	3%	0%
Professional Golf Telesales	6%	5%	0%

Employees

We presently employ 16 employees of which 13 are full time.  Our employees are supplemented by various contractors that provide specialized services relating to writing, producing, directing, filming and editing services.

DESCRIPTION OF OUR PROPERTY

We lease approximately 6,180 square feet of office, studio and warehouse space in San Luis Obispo, California from Stephen V. Abram and Michael F. Abram, both of whom are a Director and executive officer, under a 10-year Commercial Lease that commenced January 10, 2009.  We believe that the terms of this lease agreement are at least as favorable to us any lease we could obtain from an unrelated third person.

We also lease 8,000 square foot of warehouse space and 2,000 square feet of office space in Carthage, North Carolina from an unrelated third person.  As of the date of this Prospectus annual rentals and expiration dates of our leases were as follows:

Property	Annual Rent	Expiration Date
San Luis Obispo, California	$74,400	December 31, 2019
Carthage, North Carolina	14,400	March 30, 2013
Golden, Colorado	4,296	Month-to-month
Glendale, Colorado	2,400	Month-to-month
Manhattan Beach, California	7,416	Month-to-month

LEGAL PROCEEDINGS

We are not a party to any legal proceedings other than ordinary routine litigation incidental to our business, the outcome of which would not have a material adverse effect on our business, financial condition or results of operation.

MARKET FOR OUR COMMON STOCK AND
RELATED STOCKHOLDER MATTERS

Shares of our Common Stock are not and have not been listed or quoted on any exchange or quotation system.  We intend to seek a market maker that will file with the Financial Industry Regulatory Authority (“FINRA”) the documentation necessary for shares of our Common Stock to be traded on the Over-the-Counter Bulletin Board market.  There is no assurance that we will be able to identify a market maker to file the necessary documentation with FINRA, that FINRA will authorize trading in shares of our Common Stock, or that an active trading market in shares of our Common Stock will develop.

As of the date of this Prospectus, there are 35,657,000 shares of our Common Stock outstanding, held by 56 stockholders of record.  We have outstanding two convertible promissory notes that may be converted into an aggregate of 270,000 shares of our Common Stock, subject to adjustment for stock splits and other transactions.  There are 5,354,000 shares of our Common Stock held by non-affiliated stockholders that could be sold pursuant to Rule 144 under the Securities Act of 1933.

We have not paid any dividends on shares of our Common Stock in the past and do not expect to pay any dividends on shares of our Common Stock in the future.

The following table contains information relating to shares of our Common Stock issuable pursuant to equity compensation plans:

Plan Category	Number of shares of our Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares of our Common Stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	-0-	N/A	-0-
Equity compensation plans not approved by security holders	-0-	N/A	-0-
Total	-0-	N/A	-0-

We do not have any option plans or other compensation plans under which we grant options, warrants or other rights to acquire our equity securities.  From time to time, we enter into agreements for services with employees and contractors under which we issue shares of our Common Stock in exchange for services.  As of the date of this Prospectus, we have issued a total of 3,032,000 shares of our Common Stock to employees, Advisory Directors and contractors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements which relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.  We do not undertake to update any of the forward-looking statements to conform these statements to actual results.

The following discussion should be read in conjunction with our Financial Statements set forth elsewhere in this Prospectus and the notes thereto.  In the following discussion, “2011”, “fiscal 2011” and “our current fiscal year” refer to the twelve months ended August 31, 2011; “2010” and “fiscal 2010” refer to the twelve months ended August 31, 2010; and “2009” and “fiscal 2009” refer to the twelve months ended August 31, 2009.

Overview

We design, market, sell and distribute branded sports lifestyle products that are designed to enhance the performance and enjoyment of both professional and recreational sports enthusiasts.  In addition we create, produce, write, direct and edit informational and promotional media materials, place advertising with media sources and provide consulting services relating to product design, branding, marketing and packaging.

Our Consumer Products Segment designs, markets, sells and distributes sports and athletic lifestyle products, which presently consist of golf clubs, golf training products and apparel.  During the fiscal 2010, we acquired all of the outstanding interests of Face Forward Technologies, LLC and 50% of the outstanding interests of Tour Striker-TGA, LLC and obtained an exclusive worldwide license to manufacture and market clothing and golf-related products that incorporate IonX® Ionized Performance Fabric.  Since our acquisition of these operations, we have been engaged in updating the designs and developing new marketing programs relating to our clubs and training aide products, designing and identifying the manufacturers for our line of golf apparel and expanding our distribution network.  Our Consumer Products Segment intends to introduce our Energy Athletic™ line of clothing later in 2011 or in early 2012.

Our Media Services Segment does business as The Golf Agency and creates, produces, directs and edits instructional videos and short and long form direct response informational and advertising presentations for distribution via print, internet and social media.  We also purchase media space and place advertising content with media sources for products and services targeted at golfers; and provide consulting services relating to product design, branding, packaging and marketing.

Basis of Presentation

General

Prior to our acquisitions in fiscal 2010, our principal owners held a controlling interest in all of the entities acquired.  Our 2010 acquisitions have been accounted for as a combination under common control and, as such, the assets and liabilities acquired were recorded using historical cost.  Consideration paid to acquire the interests not previously owned by our principal owners has been accounted for as a purchase of equity.

Our operating results for the nine months ended May 31, 2011 and 2010 are unaudited.

Revenue

Product Revenue.  We generate product revenue through the retail sale of our branded products via direct response advertising, wholesale distribution and international sales.  We currently manage three distinct product divisions: F2 Golf, Tour Striker Golf, and Energy Athletic™ golf and casual apparel.  Energy Athletic™ is our newest line in our products category.  As of May 31, 2011, we had not yet begun advertising or selling Energy Athletic™ products.  For the nine months ended May 31, 2011 and fiscal year 2010, net product revenue accounted for 60% and 59%, respectively, of our total revenue.  For the nine months ended May 31, 2011, direct retail product sales accounted for 53%, wholesale product sales accounted for 32%, international product sales accounted for 7%, and shipping charges accounted for 8% of the net product revenue.  For fiscal 2010, direct retail product sales accounted for 66%, wholesale product sales accounted for 3%, international product sales accounted for 22% and shipping charges accounted for 9% of total net product revenue.

Service Revenue.  Service revenue consists of revenue relating to the production of short-form and long-form direct response advertising and instructional materials, providing media placement and consulting services and commissions and royalties relating to joint marketing and referral arrangements with non-affiliated entities.  For the nine months ended May 31, 2011 and fiscal year 2010, services revenue accounted for 40% and 41%, respectively, of our total revenue.  For the nine months ended May 31, 2011, production revenue accounted for 26%, media placement and consulting services accounted for 62% and commissions accounted for 12% of total services revenue.  For fiscal 2010, production revenue accounted for 35%, media placement and consulting services accounted for 47% and commissions accounted for 18% of total services revenue.

Costs and Expenses

Costs and expenses consist of cost of sales, selling and marketing, and general and administrative expenses.  Cost of sales expenses are the most significant component of our costs and expenses followed by general and administrative employee-related costs, which includes related party compensation expense.

Cost of Sales.  Cost of Sales includes cost of products and cost of services.  Cost of products consists of the costs incurred for the manufacture of our products by independent third party manufacturers, inbound freight (unless shipped directly from the manufacturer to the customer) and other costs to acquire the goods for resale.  Cost of services consists of the cost of media advertising placed and our salaries of dedicated employees involved in our production segment and production costs related to outside vendors and subcontractors.

Selling and Marketing.  Selling and marketing expenses include the cost of advertising our products and brands, royalties, sales commissions and salaries, product samples, and merchant, other transaction costs, such as credit card fees related to direct response product sales and amortization relating to internal direct response infomercial costs.

General and Administrative.  General and administrative expenses consist of employee salaries and benefits for all operating segments, related party compensation and consulting fees, product development, outside legal and accounting services, facility and other supporting overhead costs.

Operating Results

Comparison of the Nine Months Ended May 31, 2011 and 2010 and Fiscal Years Ending August 31, 2010 and 2009

Revenue

	Years ended August 31,			Nine months ended May 31,
	2010	2009	$Change	2011	2010	$Change
	(in thousands)			(in thousands)
Service Revenue
Media placement	$823	$2,227	$(1,404)	$1,500	$666	$834
Production	609	340	269	639	313	326
Commissions and other	351	899	(548)	296	364	(68)
	$1,783	$3,466	$(1,683)	$2,435	$1,343	$1,092

Product Revenue
Tour Striker	$1,961	$-	$1,961	$3,471	$409	$3,062
F2 Golf	451	869	(418)	158	322	(164)
Other	111	217	(106)	79	96	(17)
	$2,523	$1,086	$1,437	$3,708	$827	$2,881

Nine months ended May 31.

Media placement and production revenue increased $834 thousand and $326 thousand, respectively, due to the completion of production contracts and the related launch of direct response advertising campaigns for the Optishot Golf Simulator and the Synchronizer Golf Training Aid.  Our production agreements typically provide for agency services for a two to five year period for all television and print advertising campaigns for each client.  Commissions decreased $68 thousand due to a decline in income received from referral arrangements entered with non-related parties.

Product revenue increased $2.9 million due primarily to an increase in Tour Striker sales of $3.0 million resulting from our introduction of Tour Striker to the mass television audience in June 2010 via direct response advertising.  A decrease in F2 Golf and other product sales of $181 thousand was primarily due to decreased sales and advertising for product lines launched in 2007.  We recently launched a new line of F2 Golf wedges, which as of the prospectus date is generating revenue, and F2 will be introducing a new line of hybrid golf clubs and iron sets in the first quarter of fiscal 2012.

Fiscal year ended August 31.

Media placement decreased $1.4 million due to two significant clients discontinuing their direct response advertising campaigns.  Production revenue increased $269 thousand due to the completion of one additional production project compared to the prior fiscal year.  Commissions and other decreased $548 thousand due the discontinuation of a referral arrangement with a non-related party.

Product revenue increased $1.4 million due to $2.0 million in revenue generated by Tour Striker during its first year and a decrease of $524 thousand in F2 Golf and other revenue during the same period due to less demand for older product lines.

Cost of Sales and Services

	Years ended August 31,			Nine months ended May 31,
	2010	2009	$Change	2011	2010	$Change
	(in thousands)			(in thousands)
Cost of services	$1,074	$2,383	$(1,309)	$1,665	$841	$824
Cost of products	664	452	212	1,029	249	780
	$1,738	$2,835	$(1,097)	$2,694	$1,090	$1,604

Nine months ended May 31.

Cost of services increased $824 thousand for the nine months ended May 31, 2011 compared to the nine months ended May 31, 2010 due to the addition of new media clients and related cost of additional advertising and recognition of costs of completing one additional production job in 2011 compared to 2010.

Cost of Products increased $780 thousand for the nine months ended May 31, 2011 compared to the nine months ended May 31, 2010 due to the incremental cost of sales for the Tour Striker line of products combined with a small decrease in F2 cost of sales.

Fiscal year ended August 31.

Cost of Services decreased $1.3 million due to the loss of two significant media clients and a general decrease in media spending by continuing media clients.

Cost of products increased $212 thousand for the fiscal year ended August 31, 2010 compared to the year ended August 31, 2009 due primarily to only three months of Tour Striker product sales, offset by a decline in sales of our F2 Golf line compared to 2009 sales.

Gross Profit

	Years ended August 31,			Nine months ended May 31,
	2010	2009	$Change	2011	2010	$Change
	(in thousands)			(in thousands)
Services	$709	$1,083	$(374)	$770	$502	$268
Products	1,859	634	1,225	2,679	578	2,101
	$2,568	$1,717	$851	$3,449	$1,080	$2,369

Nine months ended May 31.

Services gross profit increased $268 thousand due to a net increase in profits from production and media placement segments, offsetting a decline in revenue due to the decrease of certain referral and commission arrangements with third parties.

Gross profit from our products segment increased $2.1 million for the nine months ended May 31, 2011 in connection with the increase in Tour Striker sales offset slightly by a decrease in sales and gross profit for F2 Golf product sales.

Fiscal year ended August 31.

Gross profit for our services segment declined $374 thousand for fiscal 2010, primarily as a result of the decline in client media placements and commissions and other revenue.

Gross profit contribution from our products segment increased $1.2 million, due primarily to first-year Tour Striker sales offset by a decline in F2 Golf sales from fiscal 2009.

Sales and Marketing

	Years ended August 31,			Nine months ended May 31,
	2010	2009	$Change	2011	2010	$Change
	(in thousands)			(in thousands)
Advertising	$705	$336	$369	$1,623	$255	$1,368
Royalties	75	31	44	116	20	96
Other selling and marketing	158	132	26	324	58	266
	$938	$499	$439	$2,063	$333	$1,730

Nine months ended May 31.

Selling and marketing expenses increased $1.7 million due to increased advertising costs and royalties associated with the Tour Striker sales campaign.

Fiscal year ended August 31.

Selling and marketing expenses increased $439 thousand primarily due to increased advertising costs associated with the Tour Striker sales campaign and related royalties during the fourth quarter of 2010.  Additionally, during fiscal 2010 we reduced advertising expenditures relating to our F2 Golf line of products.

General and Administrative

	Years ended August 31,			Nine months ended May 31,
	2010	2009	$Change	2011	2010	$Change
	(in thousands)			(in thousands)
Compensation and employee benefits	$549	$124	$425	$879	$334	$545
Office expenses and other	479	404	75	416	339	77
Professional fees	349	123	226	478	242	236
Depreciation and amortization	28	27	1	29	19	10
	$1,405	$678	$727	$1,802	$934	$868

Nine months ended May 31.

General and administrative expenses increased $868 thousand due to a $545 thousand increase in employee related costs driven by increases in headcount necessary to support growth in operations and accounting.  In addition, prior to January 1, 2010, compensation paid to our officers was accounted for as owner distributions.  Professional fees increased $236 thousand due to audit, consulting and legal fees in connection with preparations to file a Form S-1 with the Securities and Exchange Commission (“SEC”).

Fiscal year ended August 31.

General and administrative expenses increased $727 thousand due to a $226 thousand increase in legal and professional fees and a $425 thousand increase in employee related costs and officer compensation costs.  These increases were the result of additional employees, increases in officers’ compensation, and legal and consulting work incurred as part of our efforts to strategically structure the Company with the necessary resources to handle expanding product lines and revenue growth.

Other Income and Expenses

	Years ended August 31,			Nine months ended May 31,
	2010	2009	$Change	2011	2010	$Change
	(in thousands)			(in thousands)
Interest income	$7	$-	$7	$6	$3	$3
Interest (expense)	(162)	(181)	19	(93)	(124)	31
	$(155)	$(181)	$26	$(87)	$(121)	$34

Other income and expense decreased $34 thousand net for the first three quarters of 2011 compared to 2010 and $26 thousand net for fiscal 2010 compared to fiscal 2009 due to restructuring debt with lower interest rates in May 2010 and March 2011.

Non-controlling Interest

	Years ended August 31,			Nine months ended May 31,
	2010	2009	$Change	2011	2010	$Change
	(in thousands)			(in thousands)
Net (income) loss attributable to non-controlling interests	$(285)	$50	$(335)	$(260)	$17	$(277)

As of August 31, 2009, the non-controlling interests included outstanding interests in Face Forward Technologies, TGA Media and Tour Striker.  As of May 31, 2010, August 31, 2010, and May 31, 2011, the non-controlling interests include only outstanding interest in Tour Striker.  Net (income) loss attributable to non-controlling interests increased $277 thousand for the nine months ended May 31, 2011 compared to the nine months ended May 31, 2010 and $335 thousand for the fiscal year ended August 31, 2010 compared to the fiscal year ended August 31, 2009, respectively, due to higher income attributable to Tour Striker’s sales and profits for the related periods.

Liquidity and Capital Resources

As of May 31, 2011, we had cash and cash equivalents of $76 thousand, which primarily consisted of cash held at major financial institutions.  Since inception, we have financed our operations primarily through operations supplemented by private sales of equity, extending payments to vendors and, to a lesser extent, from borrowings.  Our principal uses of cash are funding our operations, interest payments on debt, as described below, and capital expenditures.

Our revenue is highly seasonal with approximately 66% of all sales occurring between March and August of each year.  Accordingly, it is common for us to consume cash in operations during the first nine months of each fiscal year as we increase inventories for sale and delivery and incur costs to write, produce and edit promotional materials that will run during peak outdoor recreational months.  We fund these cash requirements primarily by obtaining extended payment terms from our suppliers, and deferring payments to our vendors.

We incurred losses attributable to Performance Sports Brands, Inc. of $215 thousand during fiscal 2010 and $763 during the nine months ended May 31, 2011.  As of May 31, 2011 we had a stockholders’ deficiency of $994 thousand and a working capital deficit of $652 thousand.

In order to improve operations, our launch of two new product lines will increase revenues and gross profits.  Initial response to both product lines has been favorable, and we expect sales and contribution margins to increase significantly going into the 2012 golf season.  Additionally, we are reducing general and administrative costs through significant cuts to management salaries, professional fees and other expenses.

We do not have a committed line of credit or other committed source to provide additional funds for our operations.  If funds from operations and available cash are not sufficient to fund anticipated operating expenses and reduce the obligations that we have incurred during fiscal 2011, we may borrow additional funds from related parties, defer salaries payable to executives, refinance or renegotiate our existing indebtedness, incur additional indebtedness to banks or unrelated parties, delay payments to our vendors, delay advertising and other expenses, or offer additional shares of our common stock for sale in private placements or public offerings.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements.  These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, as well as results implemented by the SEC.  In addition, our management team will also have to adapt to the requirements of being a public company.  We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services.  Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

The following table summarizes our cash flow data for fiscal 2010 and 2009, and for the nine months ended May 31, 2011 and 2010:

	Years ended August 31,		Nine months ended May 31,
	2010	2009	2011	2010
	(in thousands)		(in thousands)
Net cash provided by (used in) operating activities	$364	$641	$(5)	$55
Net cash provided by (used in) investing activities	(264)	(394)	(53)	(230)
Net cash provided by (used in ) financing activities	19	(269)	(55)	194

Operating Activities

In the nine months ended May 31, 2011, net cash used in operating activities was $5 thousand, including our net loss of $503 thousand and non-cash charges of $122 thousand.  In addition, cash outflows from changes in operating assets and liabilities included an increase in accounts receivable of $636 thousand relating to higher Tour Striker sales and an increase in media placements.  Cash inflows from changes in operating assets and liabilities included an increase in accounts payable of $802 thousand primarily related to deferring vendor payments for media placement and an increase in accrued expenses of $116 thousand due to an increase in credit cards payable and accrued vacation.

In the nine months ended May 31, 2010, net cash provided by operating activities was $55 thousand including our net loss of $308 thousand and non-cash charges of $78.  In addition, cash outflows from changes in operating assets and liabilities included an increase in inventory of $96 thousand due to Tour Striker inventory purchases.  Cash inflows from changes in operating assets and liabilities included an increase in accounts payable of $177 thousand relating to deferring vendor payments and an increase in deferred revenue of $151 thousand due to the timing of payments relative to the completion of production jobs.

In fiscal 2010, net cash provided by operating activities was $364 thousand including consolidated net income of $71 thousand and non-cash charges of $105 thousand.  In addition cash outflows from changes in operating assets and liabilities included an increase in accounts receivable and inventory of $260 thousand and $407 thousand, respectively, due higher Tour Striker sales and inventory purchases.  Cash inflows from changes in operating assets and liabilities included an increase in accounts payable of $713 thousand relating to Tour Striker inventory purchases and media placements and an increase of $111 thousand in accrued officer compensation.

In fiscal 2009, net cash provided by operating activities was $641 thousand including consolidated net income of $359 thousand and non-cash charges of $103 thousand and a decrease of $249 thousand in accounts payable due to timing of media payments.  In addition cash inflows from changes in operating assets and liabilities included a decrease in inventory of $136 thousand relating to sales of F2 Golf products.

Investing Activities

Cash used in investing activities in the nine months ended May 31, 2011 was $53 thousand consisting of purchases of property and equipment and capital purchases relating to programming costs for our e-commerce software.

Cash used in investing activities in the nine months ended May 31, 2010 was $230 thousand consisting of $128 thousand in payments to officers under notes receivable, $32 thousand in capital purchases relating to programming costs and production equipment, and $70 thousand in capitalization of direct-response infomercial costs relating to Tour Striker.

Cash used in investing activities in fiscal 2010 was $264 thousand consisting of $128 thousand in payments to officers under notes receivable, and $135 thousand relating to purchases of property and equipment and capitalized direct-response infomercial costs relating to Tour Striker.

Cash used in investing activities in fiscal 2009 was $394 thousand consisting of $361 thousand in payments to officers under notes receivable and $33 thousand for capital purchases relating to production equipment and leasehold improvements.

Financing Activities

Cash used by financing activities in the nine months ended May 31, 2011 was $55 thousand consisting primarily of distributions to non-controlling interests and payments on notes payable.

Cash provided by financing activities in the nine months ended May 31, 2010 was $194 thousand consisting of proceeds from issuance of stock, contributions by non-controlling interests relating to Tour Striker.

Cash provided by financing activities in fiscal 2010 was $19 thousand consisting of $244 thousand in proceeds from the issuance of stock and contributions by non-controlling interests offset by $172 thousand in distributions to non-controlling interests and $53 thousand in payments on notes payable.

Cash used by financing activities in fiscal 2009 was $269 thousand consisting of distributions to former members of W.G. Chase, LLC (The Golf Agency) prior to the asset purchase of The Golf Agency by Performance Sports Brands, Inc., and offset by payments on notes payable.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Contractual Obligations and Commitments

The following summarizes as of May 31, 2011 our contractual obligations:

	Payments due by period
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
	(in thousands)
Operating lease obligations	$846	$90	$195	$183	$378
Term loans	693	275	418	-	-
Total	$1,539	$365	$613	$183	$378

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP.  The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures.  We evaluate our estimates and assumptions on an ongoing basis.  Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances.  Our actual results could differ from these estimates.

We believe the following material accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

Intangible Assets:  Intangible assets consist of the Energy patent license and patent costs.  We have determined that our intangible assets have definite lives and are amortizing the assets over their estimated useful lives, generally ranging from 10 to 14 years.  Intangible assets are carried at cost, less accumulated amortization.

Long Lived Assets:  We assess potential impairments of our long-lived assets whenever events or changes in circumstances indicate that the asset’s carrying value may not be recoverable.  An impairment loss would be recognized when the carrying amount of a long-lived asset or asset group is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group.  We did not recognize any impairment losses during the years ended August 31, 2010 or 2009 or for the nine months ended May 31, 2011 or 2010.

Revenue Recognition: Service revenues include production services for third-party infomercials and related media placement.  Production service revenues are recorded using the completed contract method.  Payments received in advance or during production are recorded as deferred revenue until the infomercial is delivered.  Production costs are recorded as short-term assets and are expensed when the related infomercial is delivered.  Media placement revenues are recognized upon the airdate or print date of the corresponding advertisement placed.

Product revenue includes the sale of golf clubs and related golf merchandise.  Revenue is recognized upon shipment, which is when the price is fixed or determinable, persuasive evidence of an arrangement exists, the goods have been delivered and collectability is reasonably assured.

Advertising Costs:  We expense media purchases (non-direct advertising costs) as incurred.  Advertising costs to produce direct-response infomercials related to our own products are capitalized in other assets and are amortized generally over 18 months.  Amortization is computed using the ratio that current period revenues derived from the direct-response advertising bear to the total of current and estimated future period revenues from that advertising.

Royalties:  We enter into agreements to license intellectual properties such as trademarks, copyrights and patents.  The agreements generally call for minimum amounts of royalties to be paid in advance and throughout the term of the agreement, which are non-refundable in the event that product sales fail to meet certain minimal levels.  Advance royalties resulting from such transactions are stated at the lower of the amounts paid or the amounts estimated to be recoverable from future sales of the related products.  Additionally, capitalized advances are reviewed for impairment whenever events or changes in circumstances indicate that the asset’s carrying value may not be recoverable

Share-Based Payment Transactions: The Company accounts for stock-based compensation to employees by measuring the cost of services received in exchange for an equity award by valuing the award on its grant-date.  The Company accounts for share-based payments to non-employees by measuring the cost of services received in exchange for an equity award by valuing the award at the earlier of the date (1) a performance commitment is reached, (2) performance has been completed or (3) the award vests.

The value of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. The Company recognizes expense using the straight-line single award method over the requisite service period, net of estimated forfeitures, which are immaterial.

With the assistance of a third party valuation firm, we determined the fair value of our equity as of December 31, 2009 and August 31, 2010.  The resulting valuation of our equity was used to record the non-controlling interest acquisition of TGA Media and Face Forward Technologies, LLC and to value services related to stock-based compensation agreements.  As of August 31, 2010, the fair value of our equity interests was approximately $0.05 per share.

Financial Reporting

We have identified certain matters involving internal control considered to be material weaknesses or significant deficiencies. For example, in connection with the audit of our financial statements as of and for the year ended August 31, 2010 we concluded, and our independent registered public accounting firm concurred, that we have a material weakness in internal control over financial reporting related to inadequate financial statement preparation and review procedures. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Specifically, we determined, and our independent registered public accounting firm concurred that we did not maintain an effective control environment to ensure that transactions and account analysis and reconciliations performed in conjunction with the financial statement close process have been adequately performed and reviewed; and because we lacked sufficient accounting and finance resources certain financial and accounting personnel had incompatible duties that permitted creation, review, process, and potential management override of certain financial transactions and data without independent review and authorization.

Two significant deficiencies were identified in internal controls in connection with the preparation of our financial statements and the audit of our financial results for 2010.  We had significant deficiencies relating to: performing specific cut-off procedures for sales and expenses; consistently including freight-in expenses in the determination of inventory costs to be capitalized and fully reviewing inventory for obsolescence for the years ended August 31, 2010 and 2009.

We are working to remediate the material weakness and believe we have corrected the significant deficiencies.  We have begun taking numerous steps and plan to take additional steps to remediate the underlying causes of the material weakness, primarily through the development and implementation of formal policies, improved processes and documented procedures, as well as the hiring of additional accounting and finance personnel.  Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating this material weakness.

Following the effectiveness of the registration statement of which this prospectus is part, we will be required to maintain “disclosure controls and procedures” as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 and thereafter to report on a quarterly basis, in our quarterly and annual reports which we will file the SEC, our management’s conclusion regarding the effectiveness of our disclosure controls and procedures. In addition, in our annual report for 2012 we will also become subject to SEC rules which will require us to include a report of our management in our annual report on the effectiveness of internal control over financial reporting. However, as we will in all likelihood be a smaller reporting company when we are first required to provide this report, we will be exempt from the auditor attestation requirements concerning our report at the time the first report is issued, and will remain exempt from those attestation requirements so long as we remain a smaller reporting company.

As we are not presently subject to these rules, our management has not conducted an assessment of the sufficiency of our disclosure controls and procedures for any period nor have we begun evaluating our internal control systems in order to allow our management to report on our internal control over financial reporting.  In addition, our executive officers and directors lack expertise relating to financial and accounting matters which will make our transition to compliance with these rules more challenging.  Once our management undertakes these assessments and evaluations, there are no assurances our management will conclude that either our disclosure controls and procedures and/or our internal control over financial reporting are effective, and that there are not significant deficiencies and/or material weaknesses in either or both.

Quantitative and Qualitative Disclosure about Market Risk

We have operations wholly within the United States and we are exposed to market risks in the ordinary course of our business, including interest rate and inflation risks.

Interest Rate Fluctuation Risk

Our cash and cash equivalents consist of cash.  We had long-term borrowings of $417,684 as of May 31, 2011.  We do not believe that interest rate fluctuation has had a material effect on our business, financial condition or results of operations.  Currently we do not have any borrowings indexed to a governmental or other rate.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations.  If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases.  Our inability or failure to do so could harm our business, financial condition and results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE MATTERS

There have been no disagreements with our independent certified public accountants regarding accounting and financial disclosure matters.

INFORMATION RELATING TO
MANAGEMENT AND CERTAIN HOLDERS OF OUR COMMON STOCK

The following table contains information relating to our Directors, officers and other people that make significant contributions to our business.  Our Directors serve until their successors are duly elected and qualified or until their earlier death, disability, resignation or removal in accordance with our Bylaws.  Our executive officers are elected by and serve at the pleasure of the Board of Directors.  There are no agreements or understandings between us and any of our Directors or officers or between our Directors and our officers and any other person pursuant to which they were elected as a Director or officer.

Name	Position	Age
Stephen V. Abram	Chief Executive Officer and Director	49
Michael F. Abram	President, Treasurer and Secretary and Director	53
Matthew Molloy	Chief Operating Officer and Director	38

Stephen V. Abram has served as a Director since we were formed in 2009.  He is an expert in product development and new business development and, together with his brother, Michael F. Abram, he founded and co-operated W. G. Chase, LLC.  As the managing director of W. G. Chase, LLC, Mr. Abram was instrumental in developing the use of the extended length “infomercial” to market golfing products.  In 2003, he founded F2 Golf and acted as its managing director until we acquired all of the outstanding membership interests of Face Forward Technologies LLC and substantially all of the assets of W. G. Chase, LLC in 2009.  Mr. Abram’s unique ability to recognize innovative and “game changing” technologies and develop an appropriate marketing approach to introduce them to the market are instrumental in the success of our Consumer Products Segment.

Michael F. Abram has served as our President, Treasurer and Secretary since we were formed in 2009 and as a Director since July 19, 2011.  Together with his brother, Stephen V. Abram, he founded and co-managed W. G. Chase, LLC and was responsible for all marketing, advertising, media buying and production services.  Michael has produced instructional videos for some of the top names in golf, including Hank Haney, David Ledbetter, Jim Hardy, Jim McLean and Rick Smith and more than 25 national golf television commercial campaigns.  He has written and produced television and print advertising for golf since 1993.  He became our executive officer when we acquired all of the outstanding membership interests in Face Forward Technologies, LLC and substantially all of the assets of W. G. Chase, LLC in 2009.  Mr. Abram’s creative writing and production skills have been instrumental in the success of our Media Services Segment.

Matthew Molloy played golf at the collegiate and professional levels until a career ending shoulder injury in 2003.  After retiring from professional golf, Mr. Molloy began developing and marketing golf products and services.  In 2002, he developed successful marketing campaigns for “The Plane Stick” training aid with assistance from Stephen V. Abram and Michael F. Abram.  In 2004, he joined Guerin Rife Putters, LLC as Chief Financial Officer and Chief Operating Officer and was responsible for raising the initial equity capital for that company and the initial marketing campaign for the “Two Bar”: putter.  In 2007 Mr. Molloy became President of Guerin Rife Putters, LLC, and was instrumental setting up the company’s Sanford, Florida headquarters, administrative, sales, warehouse and fulfillment operations and its international distribution network.  By 2008, Rife Putters was the 5th largest putter distributor in the United States with 5% of the domestic market share and Rife Putters had become the #1 putter used on the Champions Tour, with wins by many top players including Ian Poulter, Justin Rose, Andres Romero, Karrie Webb, Tom Kite, John Cook, Dana Quigley and Andy Bean.  Mr. Molloy resigned in 2009 to pursue other interests and joined us as our Chief Operating Officer and a Director in 2011.  He is responsible for all day to day business operations and for our sourcing, warehousing, fulfillment and distribution operations.  We believe his professional reputation, his previous experience as a golf products executive, his relationships with current tour players, and his knowledge of manufacturers and distributors of golf products complement the creative and marketing skills of our other officers and Directors and will contribute to our growth and profitability.

Summary Compensation Table

The following table sets forth information concerning the compensation of each person who served as Principal Executive Officer during the fiscal year ended August 31, 2010, and each other executive officer that received compensation in excess of $100,000 for such fiscal year (each, a “Named Executive Officer”).

Name and Principal Position	Fiscal Year		Salary	Shares		All Other(1)	Total
Stephen V. Abram
Chief Executive Officer	2011	(3)	$135,500	$-		$200,006	$335,506
and Director	2010		12,000	-		204,000	216,000
Michael F. Abram
President, Secretary and Treasurer and	2011	(3)	$129,000	$-		$190,826	$319,826
Director	2010		10,750	-		195,250	206,000
Matthew Molloy(2)
Chief Operating	2011	(3)	$125,000	$50,000	(4)	$-	$175,000
Officer and Director	2010		-	-		-	-

(1)
“All Other” consists of amounts paid or accrued pursuant to consulting agreements between the company and entities controlled by the named executive officer.  The value of club memberships, automobiles, perquisites and other personal benefits or property received during the respective years by each named individual or entities controlled by the named individual was less than $10,000 in each fiscal year

(2)	Mr. Molloy was named as an executive officer and Director on January 1, 2011. His current compensation is $125,000 per annum.

(3)	Estimated based upon amounts paid and accrued and current rates of compensation as of July 31, 2011.

(4)	Mr. Molloy received 1,000,000 shares of our Common Stock under the terms of the employment agreement described below. The shares were valued at $0.05 per share.

Compensation Committee Interlocks and Insider Participation

We do not have a Compensation Committee and all of the functions of the Compensation Committee are performed by our Board of Directors.

Director Compensation

We do not compensate our Directors for serving in such capacity.

Employment Arrangements

On January 1, 2010, we entered into Consulting Agreements with entities controlled by Stephen V. Abram and Michael F. Abram, each of whom is a Named Executive Officer and Director.  Under the terms of the Consulting Agreement with the entity controlled by Stephen V. Abram we are obligated to pay $27,000 per month from January 1, 2010 through July 31, 2010; $15,000 per month from August 1, 2010 through December 31, 2010; and $17,384 per month from January 1, 2011 through June 30, 2011; and $17,850 per month from July 1, 2011 until December 31, 2015, subject to early termination by us on 30 days’ notice without payment of any severance benefits.  Under the terms of the Consulting Agreement with the entity controlled by Michael F. Abram we are obligated to pay $25,750 per month from January 1, 2010 through July 31, 2010; $15,000 per month from August 1, 2010 through December 31, 2010; and $17,416 per month from January 1, 2011 until December 31, 2015, subject to early termination by us on 30 days’ notice without payment of any severance benefits.

On August 18, 2011, we entered into an Employment Agreement with Mr. Matthew Molloy.  The agreement provides for annual compensation of $125,000.  A bonus of 10% is payable if we generate net income attributable to our stockholders in each fiscal year.  In addition, we are obligated to issue 1,000,000 shares of Common Stock to Mr. Molloy as a signing bonus.  The agreement does not provide for any payments upon a change in control but provides for severance benefits of $62,500 if it is terminated by us without cause.

Other than the Consulting Agreements with entities controlled by Messrs. Abram, we do not have any agreements with our Named Executive Officers.

Security Ownership

The following table contains information with respect to the beneficial ownership of our Common Stock by any person or group of persons that owns more than 5% of our outstanding Common Stock, our Directors and our Named Executive Officers.  Beneficial ownership means the sole or shared power to vote or direct the vote of shares or the sole or shared right to dispose of or direct the disposition of shares of our Common Stock.  The same shares of our Common Stock may be beneficially owned by more than one person or group.  In addition, a person is deemed to beneficially own any shares of our Common Stock that they could acquire within 60 days from the exercise of an option or conversion of another security or obligation (including any such option or convertible obligation that is “out of the money”).

Name of Beneficial Owner	Position	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Michael F. Abram	President, Secretary and Treasurer	14,000,000	39.3%
Stephen V. Abram	Chief Executive Officer and Director	14,000,000	39.3%
Matthew Molloy	Chief Operating Officer and Director	1,050,000	2.9%
All Directors and Officers as a group		29,050,000	81.5%

(1)	Based upon 35,657,000 shares outstanding as of the date of this Prospectus.

Related Party Transactions

On January 1, 2010, we acquired from entities controlled by Stephen V. Abram and Michael F. Abram, both of whom are Directors and Named Executive Officers, all of the outstanding interests of TGA Media, LLC and Face Forward Technologies and 50% of the outstanding interests in Tour Striker-TGA, LLC.  We also acquired all of the remaining assets and assumed certain liabilities of W. G. Chase, LLC, including certain obligations of the entities controlled by Stephen V. Abrams and Michael F. Abrams to W. G. Chase, LLC, discussed below.  We issued 28,000,000 shares of our Common Stock having an estimated value of $1,519,423 on January 1, 2010 to the entities.

We lease office and warehouse space from Stephen V. Abram and Michael F. Abram, both of whom are Directors and Named Executive Officers, through December 31, 2019.  Rental expenses under the lease were $91,200 for the year ended August 31, 2010 and increase to $105,600 per year on January 1, 2016.

On January 1, 2010, we acquired certain obligations of Stephen V. Abram and Michael F. Abram to W. G. Chase, LLC as part of the acquisition of its operating assets.  We made additional loans to the entity controlled by Stephen V. Abram on May 31, 2011 and June 30, 2011.  All loans bear interest at the rate of 3.25% per annum, are payable in 60 monthly installments, and mature on January 1, 2015.  The notes and accrued interest, less payments, are reflected as a contra account to our Stockholders’ Equity.  The aggregate amount due entities owned by Stephen V. Abram and Michael F. Abram was $592,752 on August 31, 2009 and $264,485 on August 31, 2010.  As of May 31, 2011, the aggregate amount owed by entities owned by Stephen V. Abram and Michael F. Abram was $270,231.

REPORTS TO SECURITY HOLDERS AND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, of which this Prospectus is a part.  This Prospectus does not contain all of the information set forth in the registration statement and its exhibits and you should review the registration statement

We will be required to file with Commission Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K in accordance with the requirements of the Securities Exchange Act of 1934, as amended, after the effective date of the Registration Statement of which this Prospectus is a part.

You can inspect materials filed by us with the Commission, without charge, in the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm.  You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

The liability of officers and Directors to the company is governed by the Nevada General Corporation Law (N.R.S. §§78.010, et seq.), to the extent not superseded by the federal laws of the United States of America.  The Nevada General Corporation Law provides that our Directors and officers do not have any liability for damages we might incur or that might be incurred by our stockholders or creditors as a result of their actions or failures to act in their capacity as a Director or officer except to the extent such damages arise from breaches of their fiduciary duties or from intentional misconduct, fraud or a knowing violation of law.  Our Articles of Incorporation and Bylaws also contain provisions that require us to indemnify our Directors, officers, employees and agents from expenses, judgments, fines and amounts paid in settlement in proceedings to which such person is a party or threatened to be made a party as a result of being our Director, officer, employee or agent or as a result of serving at our request as a director, officer, employee or agent of any other person if such person (a) acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and (b) with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

[Balance of Page Intentionally Blank]

INDEX TO FINANCIAL STATEMENTS

page
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of August 31, 2010 and 2009 and as of May 31, 2011 (unaudited)	F-2
Consolidated Statements of Operations for the years ended August 31, 2010 and 2009 and the nine months ended May 31, 2011 and 2010 (unaudited)	F-4
Consolidated Statements of Members’ Interest and Stockholders’ Deficiency for the years ended August 31, 2010 and 2009 and the nine months ended May 31, 2011 (unaudited)	F-6
Consolidated Statements of Cash Flows for the years ended August 31, 2010 and 2009 and the nine months ended May 31, 2011 and 2010 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Performance Sports Brands, Inc.

We have audited the accompanying consolidated balance sheets of Performance Sports Brands, Inc. and Subsidiaries as of August 31, 2010 and 2009, and the related consolidated statements of operations, members’ interests and stockholders’ deficiency and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Performance Sports Brands, Inc. and Subsidiaries as of August 31, 2010 and 2009, and their results of operations and cash flows for years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP

Los Angeles, California
August 26, 2011

PERFORMANCE SPORTS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS

	August 31,		May 31,
	2010	2009	2011 (a)
			(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$189,306	$69,256	$76,497
Accounts receivable, net of allowance	290,008	29,725	916,032
Inventories	571,889	164,411	601,426
Infomercial production costs	26,640	54,555	32,355
Prepaid consulting services	130,000	-	107,000
Prepaid expenses and other	28,076	11,226	27,524
Total current assets	1,235,919	329,173	1,760,834
Property and equipment, net	114,225	76,861	107,963
Intangible assets, net	108,101	1,980	106,250
Other assets	66,845	24,469	43,414
Total Assets	$1,525,090	$432,483	$2,018,461

Footnote

(a) Tour Striker’s assets can only be used to settle obligations of Tour Striker. As of May 31, 2011, Tour Striker’s assets consisted of the following (unaudited):

Current Assets:
Cash and cash equivalents	$73,444
Accounts receivable, net of allowance	453,883
Inventories	474,265
Prepaid consulting services	8,312
Total current assets	1,009,904
Property and equipment, net	10,004
Other assets	19,384

Total Assets	$1,039,292

See accompanying notes to consolidated financial statements.

PERFORMANCE SPORTS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS

	August 31,		May 31,
	2010	2009	2011 (a)
			(unaudited)
Liabilities and Members' Interest and Stockholders' Deficiency
Current Liabilities:
Accounts payable	$821,580	$108,196	$1,623,553
Deferred revenue	265,500	232,000	302,090
Accrued liabilities and other	96,284	35,927	212,241
Current portion of accrued officers' compensation	24,200	-	-
Current portion of notes payable	82,122	22,917	275,140
Total current liabilities	1,289,686	399,040	2,413,024
Accrued officers' compensation, net of current portion	86,750	-	181,750
Notes payable, net of current portion	686,293	633,750	417,684
Total Liabilities	2,062,729	1,032,790	3,012,458

Commitments and contingencies

Members' Interest and Stockholders’ Deficiency:
Members' Interest and Stockholders' Deficiency:
Preferred stock, $0.001 par value; 25,000,000 shares authorized; no shares issued and outstanding	-	-	-
Common stock, $0.001 par value; 50,000,000 shares authorized; 33,204,000 shares issued and outstanding at August 31, 2010; 34,507,000 shares issued and outstanding at May 31, 2011 (unaudited)	33,204	-	34,507
Additional paid-in capital	(322,320)	-	(112,223)
Members’ interest	-	185,933	-
Accumulated deficit	(214,527)	-	(977,588)
Officers' notes receivable	(264,485)	(592,752)	(270,231)
Total Members' Interest and Performance Sports Brands, Inc. Deficiency	(768,128)	(406,819)	(1,325,535)
Non-controlling interest	230,489	(193,488)	331,538
Total Members' Interest and Stockholders’ Deficiency	(537,639)	(600,307)	(993,997)

Total Liabilities and Members' Interest and Stockholders' Deficiency	$1,525,090	$432,483	$2,018,461

Footnote

(a) Apart from Tour Striker’s assets, creditors of Tour Striker have no recourse to the assets or general credit of the Company. As of May 31, 2011, Tour Striker’s liabilities consisted of the following (unaudited):

Current Liabilities:
Accounts payable	$103,319
Accrued liabilities and other	10,408
Total current liabilities	113,727
Other liabilities	-
Total Liabilities	$113,727

See accompanying notes to consolidated financial statements.

PERFORMANCE SPORTS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended August 31,		Nine months ended May 31,
	2010	2009	2011	2010
			(unaudited)
REVENUE
Service revenue	$1,782,469	$3,465,873	$2,435,199	$1,343,078
Product revenue	2,523,209	1,086,419	3,707,326	827,343
TOTAL REVENUE	4,305,678	4,552,292	6,142,525	2,170,421

COST OF SALES
Cost of services	1,073,896	2,382,600	1,665,313	841,714
Cost of products	664,095	452,420	1,028,570	249,096
TOTAL COST OF SALES	1,737,991	2,835,020	2,693,883	1,090,810

Gross profit	2,567,687	1,717,272	3,448,642	1,079,611

OPERATING EXPENSES
Selling and marketing expenses
Advertising	704,986	336,201	1,623,056	254,901
Royalties	74,756	30,739	116,178	19,887
Other selling and marketing expenses	157,846	132,018	323,388	57,740
Total selling and marketing expenses	937,588	498,958	2,062,622	332,528

General and administrative expenses
Compensation and employee benefits	548,525	123,976	879,314	333,667
Office expenses and other	478,995	404,229	415,630	339,421
Professional fees	349,288	123,141	478,485	241,728
Depreciation and amortization	28,079	26,653	28,952	19,495
Total general and administrative expenses	1,404,887	677,999	1,802,381	934,311

Total operating expenses	2,342,475	1,176,957	3,865,003	1,266,839

Operating income (loss)	225,212	540,315	(416,361)	(187,228)

OTHER INCOME (EXPENSE)
Interest income	7,792	-	6,660	3,295
Interest expense	(162,285)	(181,226)	(93,326)	(124,051)
Income (loss) before income taxes	70,719	359,089	(503,027)	(307,984)
Income tax provision	-	-	-	-

Consolidated net income (loss)	70,719	359,089	(503,027)	(307,984)

Less: net (income) loss attributable to non-controlling interest	(285,246)	50,332	(260,034)	16,751

Net income (loss) attributable to Performance Sports Brands, Inc.	$(214,527)	$409,421	$(763,061)	$(291,233)

Pro forma earnings (loss) per share:
Basic	$(0.01)	$0.01	$(0.02)	$(0.01)
Diluted	$(0.01)	$0.01	$(0.02)	$(0.01)

Pro forma weighted-average shares outstanding:
Basic	31,561,044	29,050,000	33,654,282	31,066,821
Diluted	31,561,044	29,050,000	33,654,382	31,066,821

See accompanying notes to consolidated financial statements.

PERFORMANCE SPORTS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended August 31,		Nine months ended May 31,
Pro froma unaudited information:	2010	2009	2011	2010
	(unaudited)		(unaudited)
Historical net income (loss) attributable to Performance Sports Brands, Inc.	$(214,527)	$409,421	$(763,061)	$(291,233)
Pro forma additional officers' compensation	(200,000)	(600,000)	-	(200,000)
Pro forma net loss attibutable to Performance Sports Brands, Inc.	$(414,527)	$(190,579)	$(763,061)	$(491,233)
Pro forma loss per share:
Basic	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Diluted	$(0.01)	$(0.01)	$(0.02)	$(0.02)
Pro forma weighted average shares outstanding
Basic	31,561,044	29,050,000	33,654,282	31,066,821
Diluted	31,561,044	29,050,000	33,654,282	31,066,821

See accompanying notes to consolidated financial statements.

PERFORMANCE SPORTS BRANDS, INC.
CONSOLIDATED STATEMENTS OF MEMBERS’ INTEREST AND
STOCKHOLDERS’ DEFICIENCY

							Total
							Deficiency
				Additional		Officers'	Before Non-	Non-
	Members'	Common Stock		Paid-in	Accumulated	Notes	Controlling	controlling
	Interest	Shares	Amount	Capital	Deficit	Receivable	Interest	Interest	Total

Balance, August 31, 2008	$(67,532)	-	$-	$-	$-	$(232,009)	$(299,541)	$(93,300)	$(392,841)

Distributions to owners of WG Chase, LLC	(155,956)	-	-	-	-	-	(155,956)	-	(155,956)

Net income (loss) attributable to non-controlling interests:
- in TGA Media, LLC (TGA)	-	-	-	-	-	-	-	39,851	39,851
- in Face Forward Technologies, LLC (FFT)	-	-	-	-	-	-	-	(74,527)	(74,527)
- in Tour Striker - TGA, LLC	-	-	-	-	-	-	-	(15,656)	(15,656)

Distributions to non-controlling interests in TGA	-	-	-	-	-	-	-	(49,856)	(49,856)

Advances to officers under notes receivable	-	-	-	-	-	(360,743)	(360,743)	-	(360,743)

Net income attributable to the members	409,421	-	-	-	-	-	409,421	-	409,421

Balance, August 31, 2009	185,933	-	-	-	-	(592,752)	(406,819)	(193,488)	(600,307)

Distributions to non-controlling interests in TGA	-	-	-	-	-		-	(13,905)	(13,905)

Consideration issued in the January 1, 2010 acquisition: (see Note 1)
- to WG Chase, LLC for operating net assets	(185,933)	28,000,000	28,000	157,933	-	-	-	-	-
- to acquire the non-controlling interest of TGA	-	700,000	700	(13,372)	-	-	(12,672)	12,672	-
- to acquire the non-controlling interests of FFT	-	350,000	350	(343,770)	-	-	(343,420)	179,065	(164,355)

Assets not acquired (see Note 1)	-	-	-	(461,707)	-	461,707	-	-	-

Shares issued for cash	-	300,000	300	149,700	-	-	150,000	-	150,000

Shares issued for Energy license	-	2,125,000	2,125	104,125	-	-	106,250	-	106,250

Shares issued for services	-	1,587,000	1,587	76,393	-	-	77,980	-	77,980

Shares issued for certain assets that were expensed	-	142,000	142	8,378	-	-	8,520	-	8,520

Contributions by non-controlling interests in Tour Striker - TGA, LLC	-	-	-	-	-	-	-	118,750	118,750

Distributions to non-controlling interests in Tour Striker - TGA, LLC	-	-	-	-	-	-	-	(157,851)	(157,851)

Payments to officers under notes receivable	-	-	-	-	-	(128,037)	(128,037)	-	(128,037)

Accrued interest income on notes receivable	-	-	-	-	-	(5,403)	(5,403)	-	(5,403)

Net income attributable to non-controlling interests in Tour Striker - TGA, LLC	-	-	-	-	-	-	-	285,246	285,246

Net loss attributable to Performance Sports Brands, Inc.	-	-	-	-	(214,527)		(214,527)	-	(214,527)

Balance, August 31, 2010	-	33,204,000	33,204	(322,320)	(214,527)	(264,485)	(768,128)	230,489	(537,639)

Shares issued for cash	-	325,000	325	162,175	-	-	162,500	-	162,500

Shares issued for services	-	620,000	620	30,380	-	-	31,000	-	31,000

Shares issued as incentive (See Note 5)	-	358,000	358	17,542	-	-	17,900	-	17,900

Distributions to non-controlling interests in Tour Striker - TGA, LLC	-	-	-	-	-	-	-	(158,985)	(158,985)

Payments to officers under notes receivable	-	-	-	-	-	(5,746)	(5,746)	-	(5,746)

Net income attributable to non-controlling interests in Tour Striker - TGA, LLC	-	-	-	-	-	-	-	260,034	260,034

Net loss attributable to Performance Sports Brands, Inc.	-	-	-	-	(763,061)	-	(763,061)	-	(763,061)

Balance, May 31, 2011 (unaudited)	$-	34,507,000	$34,507	$(112,223)	$(977,588)	$(270,231)	$(1,325,535)	$331,538	$(993,997)

 See accompanying notes to consolidated financial statements.

PERFORMANCE SPORTS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended August 31,		Nine months ended May 31,
	2010	2009	2011	2010
			(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income (loss)	$70,719	$359,089	$(503,027)	$(307,984)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Bad debt expense	-	-	10,000	-
Stock-based compensation	61,500		36,000	54,020
Depreciation and amortization	43,586	84,141	63,843	23,372
Loss on disposal of property and equipment	374	5,466	11,556	374
Loss on patent not approved	-	13,137	-	-
Non-cash interest expense	-	-	787	-
Changes in operating assets and liabilities:
Accounts receivable	(260,283)	59,905	(636,024)	(6,334)
Inventories	(407,478)	136,069	(29,537)	(96,066)
Infomercial production costs	27,915	-	(5,715)	2,020
Prepaid consulting servcies	(80,000)	-	18,000	(54,000)
Prepaid expenses and other	(22,253)	26,732	5,955	(36,413)
Other assets	11,900	(3,263)	(1,667)	14,400
Accounts payable	713,384	(248,770)	801,973	176,691
Deferred revenue	33,500	177,000	36,590	150,700
Accrued expenses	60,357	31,296	115,957	35,227
Accrued officer compensation	110,950	-	70,800	99,200
Net cash provided by (used in) operating activities	364,171	640,802	(4,509)	55,207

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments to officers under notes receivable	(128,037)	(360,743)	(24,250)	(127,935)
Repayments from officers under notes receivable	-	-	13,101	-
Purchases of property and equipment	(65,688)	(33,312)	(22,588)	(32,398)
Capitalization of direct-response infomercial costs	(69,783)	-	(19,600)	(69,783)
Net cash used in investing activities	(263,508)	(394,055)	(53,337)	(230,116)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(52,607)	(63,333)	(278,478)	(35,589)
Proceeds from issuance of debt	-	-	220,000	-
Proceeds from issuance of stock	150,000	-	162,500	150,000
Contributions by non-controlling interests	93,750	-	-	93,750
Distributions to non-controlling interests	(171,756)	(49,856)	(158,985)	(13,905)
Distributions to former owners of WG Chase, LLC	-	(155,956)	-	-
Net cash provided by (used in) financing activities	19,387	(269,145)	(54,963)	194,256
Net increase (decrease) in cash and cash equivalents	120,050	(22,398)	(112,809)	19,347
CASH AND CASH EQUIVALENTS, beginning of period	69,256	91,654	189,306	69,256
CASH AND CASH EQUIVALENTS, end of period	$189,306	$69,256	$76,497	$88,603

See accompanying notes to consolidated financial statements.

PERFORMANCE SPORTS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended August 31,		Nine months ended May 31,
	2010	2009	2011	2010
			(unaudited)

SUPPLEMENTAL CASH FLOW INFORMATIONS:

CASH PAID DURING THE YEARS AND NINE MONTHS FOR:

Interest	$165,989	$183,640	$68,250	$91,739

Income taxes	$-	$-	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS:

Note payable assumed in the acquisition of TGA non-controlling interest	$164,355	$-	$-	$164,355

Assets not acquired (see Note 1)	$461,707	$-	$-	$461,707

Common stock issued as incentives (see Note 5)	$-	$-	$17,900	$-

Common stock issued for Energy license and prepaid consulting services	$156,250	$-	$7,500	$156,250

See accompanying notes to consolidated financial statements.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  General
Performance Sports Brands, Inc. (“PSB”) (formerly Golfers, Incorporated) and its subsidiaries (collectively the “Company”) was incorporated on November 12, 2009.  The Company designs, sources and sells golf clubs and related golf merchandise. The Company also provides media agency services and produces :30 and :60 second, as well as long form, infomercial advertisements focused on golf related products. The Company markets and sells its golf products to golf retailers (including pro shops at golf courses and off-course retailers), individual consumers through direct response marketing and third-party distributors in the United States and Japan. Sales of golf equipment and related products make up over one-half of the Company’s revenue for the year ended August 31, 2010. The Company is located in California and uses warehouse facilities in both California and North Carolina.

On January 1, 2010, except for $461,707 of officer loans, PSB acquired the operating assets and liabilities of W.G. Chase, LLC (“WGC”), including WGC’s 50% ownership interest in Tour Striker-TGA, LLC (“Tour Striker”), and all of the ownership interest in Face Forward Technologies, LLC (“FFT”) and TGA Media, LLC (“TGA”).  Prior to the acquisition, the stockholders of PSB previously held a controlling interest in all of these entities.  The acquisitions have been accounted for as a combination under common control and as such, the assets and liabilities acquired were recorded using historical cost.  Consideration paid to the non-controlling stockholders of FFT and TGA has been accounted for as a purchase of equity.  Total consideration paid was 28,000,000 shares of common stock to the members of WGC, 700,000 shares of common stock to the non-controlling member of TGA and 350,000 shares of common stock and a $180,000 note payable to the non-controlling members of FFT. Prior to the acquisition, the controlling interests in TGA and FFT were held by WGC.

The FFT and TGA purchase agreements each include a provision that allows the non-controlling sellers the right to rescind their sale to PSB to the extent PSB’s common stock has not been either cleared for quotation on the over-the-counter market in the United States or listed for trading on an exchange in the United States by December 31, 2011.  Even if the non-controlling sellers were to rescind, FFT and TGA would still be consolidated with PSB as PSB would retain a controlling interest in each.  The following table provides pro forma net income (loss) and earnings per share for the year ended August 31, 2010 and the nine months ended May 31, 2011 as if the non-controlling sellers of FFT and TGA were to exercise their recession right effective September 1, 2009 and 2010, respectively:

	8/31/2010	5/31/2011
		(unaudited)
Net income attributable to non-controlling interests	$285,042	$291,497
Net loss attributable to Performance Sports Brands, Inc.	$(214,323)	$(794,524)

Earnings per share:
Basic	$(0.01)	$(0.02)
Diluted	$(0.01)	$(0.02)

Weighted-average shares outstanding:
Basic	30,511,044	32,654,282
Diluted	30,511,044	32,654,282

(b)  Basis of Presentation
The consolidated financial statements include the accounts of Performance Sports Brands, Inc. and its wholly-owned subsidiaries, FFT and TGA, and its interest in Tour Striker. All significant intercompany accounts and transactions have been eliminated in consolidation.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

As of August 31, 2009, the non-controlling interests include FFT, TGA and Tour Striker.  As of August 31, 2010 and May 31, 2011, the non-controlling interests include only Tour Striker.

The historical operating results and cash flows as well as the assets and liabilities of WGC, FFT, TGA and Tour Striker have been included in these consolidated financial statements for all periods presented.  Prior to the January 1, 2010 acquisition by PSB, all entities were limited liability companies (“LLCs”).  As such, their equity (deficit) was recorded as members’ interest and non-controlling interests during 2009.  The net operating results for the non-controlling interests from September 1, 2009 through December 31, 2009 were immaterial.

As of May 31, 2011, there are 370,000 shares of common stock granted by the Company that the transfer agent has not yet issued. These shares are included in the issued and outstanding share count and also in the earnings per share computation.

The accompanying interim consolidated balance sheets as of May 31, 2011, the consolidated statements of operations for the nine months ended May 31, 2011 and 2010, the consolidated statements of cash flows for the nine months ended May 31, 2011 and 2010, the consolidated statement of stockholders’ deficiency for the nine months ended May 31, 2011 and the related interim information contained within the notes to the consolidated financial statements are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In management’s opinion, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for fair presentation. The results of the interim period presented herein are not necessarily indicative of the results of future periods or annual results for the year ended August 31, 2011.

(c)  Liquidity and Business Plans
The Company incurred a net loss attributable to the stockholders of the Company of $214,527 during the year ended August 31, 2010 and, as of August 31, 2010, there were a stockholders’ deficiency and a working capital deficit of $537,639 and $53,767, respectively.

During the nine months ended May 31, 2011 the Company incurred a net loss attributable to the stockholders of the Company of $763,061 and, as of May 31, 2011 there were a stockholders’ deficiency and a working capital deficit of $993,997 and $652,190, respectively.

In order to improve its operations, Company management plans to launch two new product lines which will increase revenues and gross profits and decrease general and administrative costs.

New Product Lines:  In July 2011, the Company began marketing and selling an Energy Athletic (“Energy”) line of golf apparel and a new FFT golf product line. Initial response to both product lines has been favorable, and we expect sales and contribution margins to increase significantly going into the 2012 golf season.

Reduction of Expenses: Beginning in August 2011, the Company intends to implement measures to reduce general and administrative costs by approximately 25% through significant cuts to management salaries, professional fees and a wide range of other expenses.

To strengthen its capital structure and improve its liquidity, the Company is also planning to raise additional funds over the near term, to the extent necessary, as indicated by the recent sale of common stock.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

If the Company is unable to raise additional capital and increase liquidity resources, the Company will be forced to make further reductions to general and administrative and selling costs to ensure the Company will be able to continue as a going concern.

(d)  Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

(e)  Cash and Cash Equivalents
For purposes of the consolidated balance sheets and cash flows, the Company considers all highly liquid investments with maturities of three months or less when purchased to be cash and cash equivalents.

(f)  Business and Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.  The Company’s bank accounts are deposited in insured institutions and at times, the Company’s bank deposits may exceed insured limits. Accounts receivable are stated net of an allowance for doubtful accounts.  The Company estimates the allowance based on factors related to the credit risk of each customer. Individual receivables are written off after they have been deemed uncollectible. There are no allowances as of August 31, 2010 and August 31, 2009.

As of May 31, 2011, the allowance for doubtful accounts was $10,000.

The Company is not exposed to significant interest, credit or currency risk due to the short term nature of its financial instruments and limited transactions conducted in foreign currencies.

For the years ended August 31, 2010 and 2009, three customers and one customer account for approximately 81% and 70%, respectively, of accounts receivable.  Additionally, for the years ended August 31, 2010 and 2009, the Company purchased all inventory from one vendor.

For the years ended August 31, 2010 and 2009, four customers and five customers account for approximately 87% and 92%, respectively, of service revenue. For the year ended August 31, 2010, one customer accounted for 20% of product revenue. On a consolidated basis, for the years ended August 31, 2010 and 2009, two customers accounted for more than 10% of total revenue. For the year ended August 31, 2010, both customers accounted for 13% of total revenue. For the year ended August 31, 2009, one customer accounted for 22% and the second customer accounted for 17% of total revenue.

As of May 31, 2011, three customers accounted for approximately 45% of accounts receivable.  Additionally, for the nine months ended May 31, 2011 and 2010, the Company purchased all inventory from one vendor.

For the nine months ended May 31, 2011 and 2010, two customers and three customers account for approximately 96% and 83%, respectively, of service revenue. For the nine months ended May 31, 2010, one customer accounted for 16% of product revenue. On a consolidated basis, for the nine months ended May 31, 2011 and 2010, two customers and three customers accounted for more than 10% of total revenue. For the nine months ended May 31, 2011, one customer accounted for 19% and the second customer accounted for 14% of total revenue. For the nine months ended May 31, 2010, one customer accounted for 24%, the second customer accounted for 11% and the third customer accounted for 10% of total revenue.

(g)  Inventories
Inventories consist of finished goods (golf equipment, and instructional videos in DVD format) and are valued at the lower of direct cost or market using the first-in, first-out method of accounting. The inventory balance is recorded net of an estimated allowance for obsolete or unmarketable inventory. The estimated allowance for obsolete or unmarketable inventory is based upon current inventory levels, sales trends and historical experience as well as management’s understanding of market conditions and forecasts of future product demand, all of which are subject to change.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

(h)  Property and Equipment
Property and equipment are recorded at cost reduced by accumulated depreciation and amortization. Depreciation expense is recognized using the straight-line method over the estimated useful lives of the assets, generally ranging from three to five years. Expenditures for major renewals and improvements that extend the useful lives of property and equipment are capitalized.  Expenditures for repairs and maintenance are charged to expense as incurred.  Leasehold improvements are amortized using the shorter of the straight-line method over the lease term, including renewal options expected to be exercised, or the estimated useful life of the asset. Estimated useful lives are periodically reviewed, and where appropriate, changes are made prospectively.

(i)  Internal Use Software Development Costs
The Company capitalizes certain software development costs to develop its websites. Capitalized costs are amortized using the straight-line method over the estimated life of the software. Capitalized costs include external direct costs of materials and services consumed in developing the websites. Capitalization of such costs ceases at the point at which the website is substantially complete and ready for its intended purpose. Maintenance and repairs are expensed as incurred. The unamortized software costs to develop its websites, which are included within the property and equipment balance of the consolidated balance sheets, were $31,207 and $0 at August 31, 2010 and 2009, respectively. The total amount of amortization expense related to capitalized software costs to develop its websites recognized within operating expenses was $1,560 and $0 for the years ended August 31, 2010 and 2009, respectively.

(j)  Intangible Assets
Intangible assets consist of the Energy patent license (see Note 7) and patent costs. The Company has determined that intangible assets have definite lives and is amortizing the assets over their estimated useful lives, generally ranging from 10 to 14 years.  Intangible assets are carried at cost, less accumulated amortization.

(k)  Long-Lived Assets
The Company assesses potential impairments of its long-lived assets whenever events or changes in circumstances indicate that the asset’s carrying value may not be recoverable. An impairment loss would be recognized when the carrying amount of a long-lived asset or asset group is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. The Company did not recognize any impairment losses during the years ended August 31, 2010 or 2009 or during the nine months ended May 31, 2011 and 2010.

(l)  Revenue Recognition
Service revenues include production services for third-party infomercials and related media placement.  Production service revenues are recorded using the completed contract method. Payments received in advance or during production are recorded as deferred revenue until the infomercial is delivered.  Production costs are recorded as short-term assets and are expensed when the related infomercial is delivered.  Media placement revenues are recognized upon the airdate or print date of the corresponding advertisement placed.

Product revenue includes the sale of golf clubs and related golf merchandise.  Revenue is recognized upon shipment, which is when the price is fixed or determinable, persuasive evidence of an arrangement exists, the goods have been delivered and collectability is reasonably assured.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

(m)  Return and Warranty
The Company provides for estimated returns and warranty costs at the time of sale based upon historical rates applicable to individual product lines.  Historically, the amounts have not been significant.

(n)  Income Taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.

Future tax benefits for deferred tax assets are recognized to the extent that realization of these assets is considered more likely than not. To the extent the Company will not realize a future tax benefit, a valuation allowance is established.

PSB’s first fiscal year for tax reporting purposes was completed on August 31, 2010. There are no unrecognized tax benefits at August 31, 2010 or May 31, 2011.  Management continually evaluates expiring status or limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.  The Company recognizes interest and penalties associated with tax matters, if applicable, as part of other expenses and includes accrued interest and penalties with the related tax liability in the consolidated balance sheets.

Prior to January 1, 2010, the entities consolidated were all limited liability corporations (“LLCs”).  As such, the consolidated operating results were classified as a partnership for income tax purposes and were reportable by the members on their respective income tax returns.  Accordingly, no provision for income taxes has been reflected in the consolidated financial statements for the periods prior to January 1, 2010.  Had the Company been a taxable entity prior to January 1, 2010, the income tax provision for 2010 and 2009 would have been unchanged, on an unaudited pro forma basis, after taking into consideration a pro forma adjustment for officer compensation (see Note 9).

(o)  Shipping and Handling Costs
Shipping and handling fees billed to customers are included in “Product revenue” and were $236,724 and $99,138 for fiscal 2010 and 2009, respectively. The associated shipping and handling costs included in “Cost of products” were $190,369 and $158,463 for fiscal 2010 and 2009, respectively.

Shipping and handling fees billed to customers were $290,296 and $85,259 for the nine months ended May 31, 2011 and 2010, respectively. The associated shipping and handling costs were $196,466 and $48,502 for the nine months ended May 31, 2011 and 2010, respectively.

(p)  Advertising Costs
The Company expenses media purchases (non-direct advertising costs) as incurred.  Total non-direct advertising costs expensed for the years ended August 31, 2010 and 2009 were $689,479 and $278,713, respectively. Advertising costs to produce direct-response infomercials related to the Company’s own products are capitalized in other assets and are amortized generally over 18 months.  Amortization is computed using the ratio that current period revenues derived from the direct-response advertising bear to the total of current and estimated future period revenues from that advertising.  Total amortization of direct-response advertising costs expensed for the years ended August 31, 2010 and 2009 was $15,507 and $57,488, respectively, and is included in advertising expense.  At August 31, 2010 and 2009, the total amount of direct-response advertising costs to produce infomercials, net of amortization, was $54,275 and $0, respectively, and is included in other assets.

Total media purchases (non-direct advertising costs) expensed for the nine months ended May 31, 2011 and 2010 was $1,588,165 and $251,024, respectively.  Total amortization of direct-response advertising costs expensed for the nine months ended May 31, 2011 and 2010 was $34,891 and $3,877, respectively.  At May 31, 2011, the total amount of direct-response advertising costs to produce infomercials, net of amortization, was $38,984 and is included in other assets.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

(q)  Royalties
The Company enters into agreements to license intellectual properties such as trademarks, copyrights and patents. The agreements generally call for minimum amounts of royalties to be paid in advance and throughout the term of the agreement, which are non-refundable in the event that product sales fail to meet certain minimal levels. Advance royalties resulting from such transactions are stated at the lower of the amounts paid or the amounts estimated to be recoverable from future sales of the related products. Additionally, capitalized advances are reviewed for impairment whenever events or changes in circumstances indicate that the asset’s carrying value may not be recoverable.  At August 31, 2010 and 2009, total advanced payments included in prepaid expenses were $28,231 and $9,021, respectively.

(r)  Share-Based Payment Transactions
The Company accounts for stock-based compensation to employees by measuring the cost of services received in exchange for an equity award by valuing the award on its grant-date. The Company accounts for share-based payments to non-employees by measuring the cost of services received in exchange for an equity award by valuing the award at the earlier of the date (1) a performance commitment is reached, (2) performance has been completed or (3) the award vests.

The value of the award that is ultimately expected to vest is recognized as expense over the requisite service periods. The Company recognizes expense using the straight-line single option award over the requisite service period, net of estimated forfeitures, which are immaterial.

(s)  Subsequent Events
The Company has evaluated subsequent events through August 26, 2011, the date the consolidated financial statements were available to be issued.

2.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	August 31,		May 31,
	2010	2009	2011
			(unaudited)
Equipment, furniture and fixtures	$179,203	$149,115	$201,792
Software and software development	46,309	12,108	46,308
Leasehold improvements	29,153	29,153	29,153
	254,665	190,376	277,253
Accumulated depreciation and amortization	(140,440)	(113,515)	(169,290)
Property and equipment, net	$114,225	$76,861	$107,963

Amounts charged to expense for depreciation and amortization of property and equipment were $27,950 and $26,509 during the years ended August 31, 2010 and 2009, respectively.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

3.	INTANGIBLE ASSETS

Intangible assets consist of the following as of August 31:

	2010		2009
		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization
Energy license	$106,250	$-	$-	$-
Patents	2,160	309	2,160	180
	$108,410	$309	$2,160	$180

Intangible assets consist of the following as of May 31:

2011
(unaudited)
Accumulated
	Cost	Amortization
Energy license	$106,250	$-
Patents	-	-
	$106,250	$-

The Energy license and patents estimated lives are 10 and 14 years, respectively, and were determined based on the term of the Energy license agreement and effective duration of the patents, respectively. Amortization expense for the years ended August 31, 2010 and 2009 was $129 and $144, respectively. The Company will begin to amortize the Energy license once the product licensed is brought to market.

Amortization expense for the next five fiscal years as of August 31, 2010 is estimated to be:

2011	$1,835
2012	10,625
2013	10,625
2014	10,625
2015	10,625

4.	TOUR STRIKER – TGA, LLC

The Company has a 50% equity ownership in Tour Striker at August 31, 2010 and 2009. Although the ownership interest does not exceed 50%, the Company treats Tour Striker as a variable interest entity (“VIE”). The Company is the primary beneficiary based on the fact that the Company is considered to have a disproportionate amount of risk that could cause the Company to absorb losses significantly greater than its equity investment. Additionally, the Company receives a majority of its expected residual and ancillary returns and has periodically provided financial and other support to Tour Striker. The VIE was formed for the purpose of marketing and distributing certain golf equipment. Financing of Tour Striker’s inventory is primarily accomplished through reinvestment of profits and favorable terms with third-party manufacturers. The Company is responsible for the entity’s daily operations, management and reporting to its members.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

All of Tour Strikers operating results are included in the accompanying consolidated statements of operations. However, half of Tour Striker’s net operating results are attributable to the non-controlling members of Tour Striker and are recorded as a reduction in earnings as amounts are attributed to non-controlling interests. The non-controlling interests in the consolidated balance sheets reflect the original investment by the non-controlling members in Tour Striker, along with their proportional share of the earnings or losses not yet distributed.

The assets and liabilities of Tour Striker have been included in the accompanying consolidated financial statements. As of August 31, 2010 and May 31, 2011, approximate amounts included in the accompanying consolidated financial statements were:

	August 31, 2010	May 31, 2011
		(unaudited)
Cash	$139,000	$73,000
Accounts receivable	200,000	454,000
Inventories	442,000	474,000
Prepaid expenses and other	25,000	8,000
Fixed assets, net	11,000	10,000
Other assets	54,000	19,000
Accounts payable	268,000	103,000
Accrued liabilities and other	9,000	10,000

Apart from Tour Striker’s assets, creditors and beneficial holders of Tour Striker have no recourse to the assets or general credit of the Company. Further, Tour Striker’s assets can only be used to settle obligations of Tour Striker.

5.	NOTES PAYABLE

Notes payable consisted of the following:

	August 31,		May 31,
	2010	2009	2011
			(unaudited)
Secured promissory note (a)	$345,000	$345,000	$338,887
Unsecured promissory note – due 2/2013 (b)	134,665	-	94,937
Note to financial institution – refinanced (c)	68,750	91,667	50,000
Other secured promissory notes – refinanced (d)	220,000	220,000	-
Senior Convertible promissory note - due 5/31/13 (c,d)	-	-	209,000
Total	768,415	656,667	692,824
Less current maturities	(82,122)	(22,917)	(275,140)
Long-term debt obligations	$686,293	$633,750	$417,684

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

Future maturities of notes payable are as follows:

August 31, 2010		May 31, 2011
		(unaudited)
2011	$82,122	2012	$275,140
2012	269,164	2013	417,684
2013	417,129	2014	-
	$768,415		$692,824

(a)
Secured promissory note to an unrelated party. The note bears interest at a fixed rate of 30% per annum through April 30, 2010 then at a fixed rate of 15% per annum.  The note was extended in March 2011 whereby 50% of the note is due April 30, 2012 and the remaining 50% is due April 30, 2013 plus accrued and unpaid interest.  This note is secured by all of the assets of the Company. Accrued interest was $4,395 and $8,790 as of August 31, 2010 and 2009, respectively, and is included in accounts payable.

As part of an extension agreement in March 2011, the Company granted 138,000 shares of Company common stock with a fair value of $6,900 to the note holder to extend and modify the note. The Company recorded the fair value of the shares granted as a discount and is amortizing this amount using the effective interest method. Amortization of the discount is reported as interest expense.

(b)
Unsecured and noninterest bearing promissory note issued in connection with the acquisition of FFT (see Note 1), however, to reflect the time value of money, the note payable recorded in the consolidated financial statements reflects future payments discounted at an imputed interest rate of 6% per annum, which approximates the Company’s borrowing rate with a financial institution at the time of acquisition.  Amortization of the discount is reported as interest expense.  The note requires monthly payments of $5,000 and matures on February 1, 2013.

(c)	Note to financial institution. The note bore interest at a fixed rate of 6.5%. Principal payments of $2,083 plus interest were due monthly.

On July 11, 2011, the Company refinanced the note by entering into a debt purchase agreement with a Company shareholder and advisor to the Company whereby the proceeds from the issuance of a senior convertible promissory note were used to repay and retire the note payable to the financial institution. The senior convertible promissory note was executed in the amount of $50,000. The convertible promissory note bears interest at 8% per annum and is secured by the all of PSB’s assets. Principal payments in the amount of $10,000 and accrued interest are due on August 31, 2011, and on the last day of each succeeding month until the note is fully repaid on December 31, 2011. As an incentive to enter into the agreement, the Company granted 50,000 shares of common stock valued at $2,500 for which the Company recorded a discount and is amortizing using the effective interest method.

The convertible promissory note includes automatic and voluntary conversion features. If a public offering occurs on or prior to the maturity date, then the outstanding principal amount of the note and all accrued and unpaid interest automatically converts into fully paid and nonassessable shares of the common stock at the price per share of common stock paid by investors in the public offering.

If no public offering occurs on or prior to the maturity date, then the outstanding principal and all accrued and unpaid interest can be converted at the option of the lender into fully paid and nonassessable shares of the Company’s common stock at a price per share equal to $1.00; provided that such amount shall be equitably adjusted if the Company divides its shares of common stock into a larger number of shares of common stock, distributes shares of its common stock to the holders of any security, combines shares of its common stock into a small number of shares of common stock or engages in any merger, consolidation or other transaction in which shares of its common stock are exchanged for other securities issued by the Company or securities issued by any other person.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

(d)
Secured promissory notes to an unrelated party.  The notes bore interest at a fixed rate of 30% per annum.  Accrued interest was $5,605 and $5,132 as of August 31, 2010 and 2009, respectively, and is included in accounts payable.

On May 27, 2011, the Company refinanced the secured promissory notes by entering into a debt purchase agreement with a Company shareholder and advisor to the Company whereby the proceeds from the issuance of a senior convertible promissory note were used to repay and retire the notes payable to unrelated parties. The replacement note bears interest at 12% per annum. In connection with the debt purchase agreement, the Company granted 220,000 shares of common stock valued at $11,000 for which the Company recorded a discount and is amortizing using the effective interest method. The replacement note matures May 31, 2013 and is secured by all of PSB’s assets.

The replacement note includes automatic and voluntary conversion features. If a public offering occurs on or prior to the maturity date, then the outstanding principal amount of the note and all accrued and unpaid interest automatically converts into fully paid and nonassessable shares of the common stock at the price per share of common stock paid by investors in the public offering.

If no public offering occurs on or prior to the maturity date, then the outstanding principal and all accrued and unpaid interest can be converted at the option of the lender into fully paid and nonassessable shares of the Company’s common stock at a price per share equal to $1.00; provided that such amount shall be adjusted if the Company divides its shares of common stock into a larger number of shares of common stock, distributes shares of its common stock to the holders of any security, combines shares of its common stock into a small number of shares of common stock or engages in any merger, consolidation or other transaction in which shares of its common stock are exchanged for other securities issued by the Company or securities issued by any other person.

6.	SHARE-BASED COMPENSATION

During the year ended August 31, 2010, the Company issued the following share-based compensation shares:

(1)
337,000 shares were granted consultants for services rendered with a fair value of $15,480.  These shares were fully vested on the date of grant, resulting in expense of $15,480 during 2010. Of these shares, 187,000 shares are non-transferable until the Company is listed on a stock exchange, as defined, or for a two-year period following a private offering, as defined.  As of August 31, 2010, the transfer restrictions remain in place.

(2)
1,250,000 shares were granted to consultants with a fair value of $62,500.  The shares were fully vested and are non-forfeitable on the date of grant.  The Company anticipates that the services required under the consulting agreement will be provided through August 31, 2011.  As of August 31, 2010, the Company has estimated that the consultant had provided 20% of the required services for which the shares were issued.  The Company has expensed $12,500 during 2010 with the remaining balance of $50,000 recorded as a prepaid expense as of August 31, 2010.

(3)	142,000 shares with a fair value of $8,520 were issued to purchase intellectual property. The entire fair value of these shares was charged to expense during 2010.

(4)
During 2010, certain non-controlling members of Tour Striker provided services in exchange for their non-controlling interest in Tour Striker. The services were valued at $25,000, which were expensed during 2010.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

Pursuant to an employee agreement, the Company is obligated to issue 100,000 shares on May 1, 2011, May 1, 2012 and May 1, 2013, contingent upon the employee continuing to provide services through these dates.  The shares were valued at $15,000 and are being expensed over the required service period.  During 2010, the expense recognized was immaterial.  The remaining unamortized compensation expense is approximately $15,000, which will be recognized in equal amounts over the next three years.

During the nine months ended May 31, 2011, the Company issued the following share-based compensation shares:

(1)	170,000 shares were granted to consultants for services rendered with a fair value of $8,500. These shares were fully vested on the date of grant, resulting in expense of $8,500 during 2011.

(2)
220,000 shares were granted to a member of the Company’s Advisory Board and stockholder of the Company as part of cash received from the issuance of a senior convertible promissory note (see Note 5). The shares’ fair value were $11,000.

(3)	138,000 shares were granted to a lender in connection with restructuring certain debt with a fair value of $6,900 (see Note 5).

(4)	200,000 shares were granted to a consultant for services to be rendered subsequent to the grant date with a fair value of $10,000. These shares vest over a six month period.

(5)	150,000 shares were granted to advisory board members for services rendered in 2010 with a fair value of $7,500. These shares were fully vested on the grant date and were expensed during 2010.

(6)	100,000 shares were granted to an employee on May 1, 2011 pursuant to an employment agreement for services rendered with a fair value of $5,000.

7.	LICENSING AND ROYALTY AGREEMENTS

In August 2009, Tour Striker entered into a license agreement in which it obtained the exclusive license to sell a golf training aide and use the associated trademarks.  Under the license agreement, Tour Striker is obligated to pay a 3% royalty on all net sales of the licensed product. The agreement is in force for perpetuity.

On February 1, 2010, the Company entered into a License and Royalty Agreement whereby the Company has exclusive rights to use a patented process for making performance fabrics. In consideration for the agreement, the Company issued 2,125,000 common shares of its stock valued at $106,250, which was capitalized as an intangible asset (see Note 3).  Further, under the agreement, the Company agreed to pay monthly payments of $6,500 for management services and additional royalties equal to $2.5% of net sales.  The agreement is in force through 2021. The Company may renew the agreement every ten years after the initial term for a period of ten years unless the Company has caused a material breach of the agreement terms. At August 31, 2010, the Company had not produced any goods using the licensed technology.

The Company has entered into certain lesser agreements related to Tour Striker and FFT product sales where royalty payments are required. The royalties range from 0.75% and 2.5% of net sales and are generally contingent on the form of advertising. Royalties under these agreements are payable upon when the Company collects sales. The Company’s royalty expense during the years ended August 31, 2010 and 2009 was $74,756 and $30,739, respectively.

On February 21, 2011, the Company entered into a three-year endorsement agreement in connection to marketing and advertising an FFT product line. In consideration for the rights, services and benefits provided, the Company is required to pay a non-refundable guaranteed marketing retainer of $55,000 in the first contract year and $70,000 in the second contract year. In addition to the guaranteed marketing retainer, the Company agreed to pay royalties of 1% on all gross revenue generated from the sale of all endorsed products. The agreement is in force through December 31, 2012.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

On May 10, 2011, the Company entered into a three-year endorsement agreement in connection to marketing and advertising the Energy product line. In consideration for the rights, services and benefits provided, the Company is required to pay a non-refundable guaranteed marketing retainer of $60,000 in the first contract year, $70,000 in the second contract year, and $80,000 in the third contract year. In addition to the guaranteed marketing retainer, the Company agreed to pay royalties of 1.5% on all gross revenue generated from the sale of all endorsed products, and .05% percent royalty on all gross revenue generated from the sale of the Company’s “Energy Athletic” branded fitness, sports, and athletic apparel. As part of the royalties, the Company agreed to pay minimum guaranteed royalties up to 50% of the Company’s gross revenue projections set forth in the agreement for each contract year. The minimum guaranteed royalties amounted to $24,413, $82,125 and $150,563 for contract years 2012, 2013 and 2014, respectively. The agreement is in force through May 9, 2014.

8.	INCOME TAXES

The Company calculated a provision for income tax expense for the period beginning January 1, 2010 through August 31, 2010.  Prior to January 1, 2010, the entities consolidated were all LLCs.  Accordingly, no provision for income tax expense has been reflected in the consolidated financial statements for the periods prior to January 1, 2010.

For the period ended August 31, 2010, the provision for income tax consists of the following:

Current:	$-
Federal	-
State	-

Deferred:
Federal	43,070
State	11,677
Benefit of net operating loss carryforward	(2,927)
Total	51,820
Valuation allowance	(51,820)
Net income tax benefit	$-

Income taxes recorded by the Company differ from the amounts computed by applying the statutory United States Federal income tax rate to income (loss) before income taxes.  The following schedule reconciles income tax expense at the statutory rate and the actual income tax expense as reflected in the accompanying consolidated statements of operations for the year ended August 31, 2010:

Tax at the Federal statutory rate	$24,045
Loss recorded by LLCs	17,412
Income taxable to non-controlling interest	(88,970)
State taxes	(7,707)
Other	3,400
Total	(51,820)
Valuation allowance	51,820
Net income tax benefit	$-

The tax effects of the significant temporary differences giving rise to the Company’s deferred tax assets for the year ended August 31, 2010, are as follows:

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

Tour Striker's income to be included in next year's tax return	$(104,514)
Accrued related party expense	47,309
Deferred revenue	106,041
Infomercial production costs	(10,640)
Federal net operating loss	10,554
State net operating loss	3,070
Total deferred tax asset	51,820
Deferred tax valuation allowance	(51,820)
Net deferred tax asset	$-

Due to uncertainty regarding the level of future earnings, the Company has recorded a valuation allowance to reflect the amount of deferred tax assets which may not be realized. During the year ended August 31, 2010, the valuation allowance recorded was $51,820.

At August 31, 2010, the Company has Federal and state net operating loss carryforwards of $34,111.  Federal and state net operating loss carryforwards expire in 2030.

9.	RELATED PARTY TRANSACTIONS

Officers’ Notes Receivable (presented as a reduction of stockholders’ equity)
At August 31, 2010 and 2009, the Company had outstanding certain notes receivable and related interest due from two officers, who are also controlling stockholders of the Company, in the amounts of $264,485 and $592,752, respectively, and which included as a reduction of equity. Through December 31, 2009, the loans to the officers were non-interest bearing.  Beginning on January 1, 2010, the officers’ notes receivable bear interest at a fixed rate of 3.25% per annum and are payable in 60 monthly installments.

During the nine months ended May 31, 2011, the Company advanced an officer $24,250. The advance is an addition to the amounts already lent the officer and is included with officers’ notes receivable.

Rent
The Company leases office and warehouse space from certain officers and stockholders of the Company (see Note 10).

Officer Compensation
On January 1, 2010, the Company entered into compensation arrangements with two of its officers, who are also controlling Company stockholders. For the year ended August, 31, 2010, the Company expensed $397,000 of officer compensation pursuant to these arrangements of which $118,450 has been accrued. Prior to January 1, 2010, these officers provided services to the Company for no compensation. Officer compensation expense is provided in the consolidated statements of operations on an unaudited pro forma basis as if PSB had entered into the January 1, 2010 compensation arrangement as of September 1, 2008.

10.	COMMITMENTS AND CONTINGENCIES

Operating Leases

Related party lease
The Company agreed to lease office and warehouse space (6,180 square feet) in San Luis Obispo, California from certain officers and stockholders of the Company through December 31, 2019. Rent expense was $91,200 and $60,800 for the years ended August 31, 2010 and 2009, respectively. At August 31, 2010 and 2009, the Company owed $7,100 and $14,856, respectively, to the officers of the Company for rent expense, which is included in accrued liabilities.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

Third party lease
The Company leases office space on a month-to-month basis.  Rent expense was $11,712 and $23,974 for the years ended August 31, 2010 and 2009, respectively.

Future minimum lease payments under non-cancelable operating leases at August 31, 2010 are as follows:

Year Ending August 31,	Related Party Operating Lease Payments

2011	$75,600
2012	75,600
2013	83,600
2014	87,600
2015	87,600
Thereafter	451,600
Total minimum lease payments	$861,600

On February 4, 2011 the Company entered into an operating lease for warehouse space in Carthage, North Carolina. The lease is for three years commencing on April 1, 2011. Total rent expense during the term of the lease is $43,200.

Future minimum lease payments under non-cancelable operating leases at May 31, 2011 are as follows:

Year Ending August 31,	Related Party Operating Lease Payments	Non-related Party Operating Lease Payments	Total Operating Lease Payments

June - August, 2011	$18,900	$3,600	$22,500
2012	75,600	14,400	90,000
2013	83,600	14,400	98,000
2014	87,600	8,400	96,000
2015	87,600	-	87,600
2016	99,600	-	99,600
Thereafter	352,000	-	352,000
Total minimum lease payments	$804,900	$40,800	$845,700

Severance Benefit Agreements
The Company entered into a severance benefit agreement with a key employee on July 1, 2010. The agreement provides the employee with specified severance benefits upon the termination of employment if termination is within 35 months.  If this key employee is terminated by the Company between 1-10 months, 11-22 months or 23-34 months, the key employee will receive $60,000, $40,000 or $20,000, respectively.  As of August 31, 2010, this key employee has not been terminated by the Company. The Company is not accruing any severance obligation under this agreement, as the Company anticipates the employee working for 35 months.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

The Company entered into an employment/severance benefit agreement with an officer on August 18, 2011. The agreement is for three years and provides the officer with specified severance benefits upon the termination of employment. Should the officer be terminated by the Company, the officer will receive a lump sum payment of $62,500. Upon execution of the agreement, 1,000,000 shares of common stock valued at $50,000 were issued as a signing bonus. The shares were fully vested on the grant date.

Officers’ Consulting Agreements
The Company entered into consulting agreements with two of its officers, who are also controlling Company stockholders, to provide services from time to time. The consulting agreements are effective through December 31, 2015 and include aggregate compensation to the officers of approximately $1,800,000 from September 2010 through December 2015.  Annual compensation is approximately $420,000 through 2015. In addition to the consulting agreements, these officers are paid a salary beginning January 1, 2010.

Litigation
At times, the Company is involved in legal claims and litigation in the normal course of its business. Management does not believe the outcome of any matters pending at August 31, 2010 will have a material impact on the Company’s consolidated financial position or results of operations.

At May 31, 2011, the Company is not involved in any legal proceedings.

11.	SEGMENT INFORMATION

The Company has identified two reportable segments through which it conducts its operations: Media Services and Consumer Products. The factors for determining the reportable segments were based on the distinct nature of their operations. Each segment is responsible for executing a unique business strategy.  The Media Services segment provides various services such as infomercial production and media placement. The Consumer Products segment designs and contracts for the manufacture of golf equipment to be sold directly to golf consumers and golf retailers and distributors.

Earnings of industry segments and geographical areas exclude interest income, interest expense and other unallocated corporate expenses. Total revenue of each segment includes intercompany transactions which are eliminated upon consolidation. Identified assets are those assets used in the operations of the segments and include inventory, receivables, infomercial production costs, advanced royalties and certain fixed assets and intangible assets. Corporate assets consist of cash, certain corporate receivables and certain fixed assets and intangible assets.

	As of and for the Year Ended August 31, 2010
	Media Services	Consumer Products	Corporate	Eliminations	Total

Total Revenue	$2,508,192	$2,523,209	$-	$(725,723)	$4,305,678
Segment income (loss) from operations	423,298	920,680	(1,237,014)	(36,245)	70,719
Fixed asset additions	3,963	46,008	15,717	-	65,688
Depreciation and amortization	20,015	18,567	5,004	-	43,586
Total Assets	177,673	836,720	510,697	-	1,525,090

	As of and for the Year Ended August 31, 2009
	Media Services	Consumer Products	Corporate	Eliminations	Total

Total Revenue	$3,754,086	$1,086,419	$-	$(288,213)	$4,552,292
Segment income (loss) from operations	919,535	99,761	(660,207)	-	359,089
Fixed asset additions	33,312	-	-	-	33,312
Depreciation and amortization	18,030	61,604	4,507	-	84,141
Total Assets	133,018	178,139	121,326	-	432,483

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

	As of and for the Nine Months Ended May 31, 2011 (unaudited)
	Media Services	Consumer Products	Corporate	Eliminations	Total

Total Revenue	$3,978,331	$3,707,326	$-	$(1,543,132)	$6,142,525
Segment income (loss) from operations	887,366	701,944	(1,963,806)	(128,531)	(503,027)
Fixed asset additions	532	18,399	3,657	-	22,588
Depreciation and amortization	16,339	43,419	4,085	-	63,843
Total Assets	518,101	1,134,087	366,273	-	2,018,461

	As of and for the Nine Months Ended May 31, 2010 (unaudited)
	Media Services	Consumer Products	Corporate	Eliminations	Total

Total Revenue	$1,561,849	$827,343	$-	$(218,771)	$2,170,421
Segment income (loss) from operations	496,441	231,600	(1,036,025)	-	(307,984)
Fixed asset additions	4,996	26,288	1,114	-	32,398
Depreciation and amortization	14,359	5,423	3,590	-	23,372
Total Assets	116,688	352,890	393,330	-	862,908

Information about the Company’s revenue by geographical area is as follows:

	Year ended August 31,		Nine months ended May 31 (unaudited)
	2010	2009	2011	2010
United States and Canada	$3,866,322	$4,552,292	$5,963,457	$2,027,241
Asia Pacific	439,356	-	127,366	143,180
Europe	-	-	51,702
Total revenue	$4,305,678	$4,552,292	$6,142,525	$2,170,421

12.	EARNINGS (LOSS) PER SHARE

The earnings per share (“EPS”) is computed on a pro forma basis as if the shares issued in the January 1, 2010 acquisition (Note 1) were issued as of September 1, 2008. A reconciliation of income and shares used to compute 2010 EPS is as follows:

	For the Year Ended August 31, 2010
	Income (Numerator)	Shares (Denominator)	Per Share Amount

Net income	$70,719
Less: net income attributable to non-controlling interests	(285,246)
Basic and diluted EPS
Loss attributable to common stockholders	$(214,527)	31,561,044	$(0.01)

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

Restricted stock grants for 300,000 shares that were granted to an employee are not included in the computation of basic EPS at August 31, 2010.  The shares vest beginning May 1, 2011 (see Note 6). These shares are not included in the computation of diluted EPS, before unaudited pro forma adjustment for officers’ compensation, because they would have been anti-dilutive had they been included.

A reconciliation of income and shares used to compute the 2009 EPS is as follows:

	For the Year Ended August 31, 2009
	Income (Numerator)	Shares (Denominator)	Per Share Amount

Net income	$359,089
Plus: net loss attributable to non-controlling interests	50,332
Basic and diluted EPS
Income available to members	$409,421	29,050,000	$0.01

A reconciliation of net loss and shares used to compute the nine months ended May 31, 2011 and 2010 EPS is as follows:

	For the Nine Months Ended May 31, 2011
	(unaudited)
	Income (Numerator)	Shares (Denominator)	Per Share Amount

Net loss	$(503,027)
Less: net income attributable to non-controlling interests	(260,034)
Basic and diluted EPS
Loss attributable to common stockholders	$(763,061)	33,654,282	$(0.02)

	For the Nine Months Ended May 31, 2010
	(unaudited)
	Income (Numerator)	Shares (Denominator)	Per Share Amount

Net loss	$(307,984)
Less: net loss attributable to non-controlling interests	16,751
Basic and diluted EPS
Loss attributable to common stockholders	$(291,233)	31,066,821	$(0.01)

Restricted stock grants for 200,000 and 300,000 shares are not included in the computation of basic EPS at May 31, 2011 and 2010, respectively. These shares are not included in the computation of diluted EPS because they would have been anti-dilutive had they been included.

PERFORMANCE SPORTS BRANDS, INC.
Notes to Consolidated Financial Statements

Convertible stock features associated with the senior convertible promissory note (See Note 5) were not included in the computation of diluted EPS at May 31, 2011 because they would have been anti-dilutive had they been included.

13.	SUBSEQUENT EVENTS

The subsequent events disclosed below are in addition to those that have been disclosed elsewhere in the preceding footnotes.

Equity Raises
Subsequent to May 31, 2011, the Company raised $50,000 through the sale of 100,000 shares of common stock as part of its founders round offering.

Factoring Agreement
In August 2011, Tour Striker executed an accounts receivable financing with a financial institution. The terms of the agreement provide a credit line up to $500,000, secured by Tour Striker-TGA’s top ten customers’ receivables. The term of the agreement is for six months.

Advance to Officer
Subsequent to May 31, 2011, the Company advanced an officer and director of the Company an additional $8,400. The advance is an addition to the amounts already lent the officer and will be included with officers’ notes receivable (see Note 9).

Royalty and License Agreement
On July 26, 2011, the Company amended the License and Royalty Agreement for the exclusive rights to use a patented process for making performance fabrics (“Energy”) (see Note 7). The amended agreement expands the licensed field from golf related wear to golf and athletic performance wear and gives the Company the exclusive right to market and sell the licensed technology worldwide. In addition, the amended agreement provides the Company the right to grant unilateral sublicenses with third parties.

In consideration of the additional rights granted by the licensor under the amended agreement, the Company agreed to pay the licensor a guaranteed monthly minimum royalty through the term of the license agreement. The minimum royalty begins at $6,500 per month and escalates annually thereafter.

Notes Payable
The Company refinanced a note payable to a financial institution in July, 2011, the effects of which with respect to the non-current classification have been incorporated in the accompanying consolidated financial statements (see Note 5).

Officer Employment Agreement
On August 18, 2011, the Company entered into a three year employment and severance benefit agreement with an officer (see Note 10).

PRELIMINARY PROSPECTUS
Subject to Completion, September 8, 2011

3,205,000 Shares of Common Stock, $.001 par value

PROSPECTUS DELIVERY REQUIREMENTS

Until December [__], 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus.  This is in addition to the dealer’s obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       Other Expenses of Issuance and distribution.

The estimated costs of this offering are as follows:

Description	Amount

Registration Fee	$186.05
Audit Fees and Expenses	25,000.00	*
Legal Fees and Expenses	40,000.00	*
Miscellaneous	80,000.00	*
Total	$145,186.05	*
* Estimates

We are paying all expenses incurred in connection with the preparation and filing of this Registration Statement and the sale of the shares of our Common Stock by the Selling Stockholders other than brokerage commissions, fees and discounts, and other costs of sale, which will be paid by the Selling Stockholders.

Item 14.       Indemnification of Directors and Officers.

The liability of officers and Directors to the company is governed by the Nevada General Corporation Law (N.R.S. §§78.010, et seq.), to the extent not superseded by the federal laws of the United States of America.

Under §78.138 of the Nevada General Corporation Law, unless otherwise provided in a corporation’s articles of incorporation, the Directors and officers of a corporation are not liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a Director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a Director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  Article X of our Articles of Incorporation provides that the personal liability of our officers and Directors is limited to the fullest extent permitted by Nevada Law.

Under §78.7502 of the Nevada General Corporation Law, a corporation may indemnify any person (including its Directors and officers) from expenses, judgments, fines and amounts paid in settlement in any civil, criminal, administrative or investigative proceeding to which such person is a party or threatened to be made a party as a result of being a Director, officer, employee or agent of the corporation or as a result of serving at the request of the corporation as a Director, officer, employee or agent of any other person if such person (a) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (b) with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  Indemnification is not permitted in any matter in which such person is finally determined by a court of competent jurisdiction to be liable to the corporation unless it is determined by the same court or other court of competent jurisdiction that in view of all the circumstances, such person is fairly and reasonably entitled to indemnity.  Article XI of our Articles of Incorporation makes the discretionary indemnification provided by the Nevada General Corporation Law mandatory with respect to our officers and Directors.

Item 15.       Recent Sales of Unregistered Securities.

We were incorporated as a Nevada corporation on November 12, 2009 and issued 100,000 shares of our Common Stock to Andrew Telsey as our initial stockholder.  We also issued 42,000 shares of our Common Stock to Kevin Campbell in exchange for interests in certain intangible property relating to preliminary business plans and the identification of potential acquisition targets.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, since the offering related to an insubstantial number of offerees, the prior involvement of the offerees in our formation, the limited number of shares offered, and the absence of public notice or solicitation of purchasers.  Messrs. Telsey and Campbell represented to us that they acquired the shares for their own accounts, for investment purposes, and not with the intent to resell or redistribute the shares.  All shares issued were restricted against further transfer.

Part II – Page 1

We issued 1,175,000 shares of our Common Stock on November 19, 2009 and 75,000 shares of our Common Stock on September 1, 2010 to Public Company Management Corporation pursuant to a contract to provide consulting services relating to becoming a publicly traded company.  PCMC represented to us that it acquired the shares for its own account, for investment purposes, and not the intent to resell or redistribute the shares.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in a privately negotiated transaction and were not the subject of a general solicitation.  These shares are restricted against further transfer.

On December 31, 2009, we issued 75,000 shares of our Common Stock to Frank Spady for services rendered in connection with offering of our securities in a state registered offering.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in a privately negotiated transaction and were not the subject of a general solicitation.  These shares are restricted against further transfer.

On January 1, 2010, we issued a total of 14,000,000 shares of our Common Stock to Marba, Inc. and 14,000,000 shares of our Common Stock to CTM Marketing, Inc. in connection with the acquisition of all of the assets of W. G. Chase.  We also issued 350,000 shares of our Common Stock to the non-controlling members of Face Forward Technologies, LLC and 700,000 shares of our Common Stock to the non-controlling member of TGA Media LLC.  CTM Marketing, Inc. is wholly owned by Michael F. Abram, our President, Secretary and Treasurer and a Director.  Marba, Inc. is wholly owned by Stephen V. Abram, our Chief Executive Officer and a Director.  All of the foregoing represented to us that they acquired the shares for their own account, for investment purposes, and not with the intent to resell or redistribute the shares.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in a privately negotiated transaction and were not the subject of a general solicitation.  These shares are restricted against further transfer.

On February 1, 2010, we issued 2,125,000 shares of our Common Stock in connection with the grant of a license relating to IonX® Energy Fabric.  The shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in a privately negotiated transaction and were not the subject of a general solicitation.  These shares are restricted against further transfer.

In March 2010, we issued 300,000 shares of our Common Stock for $.50 per share in a private placement to five individual investors, each of whom had previous relationships with us and our principal executive officers.  Each investor represented to us that they were a sophisticated investor, had sufficient knowledge and resources to participate in the private placement and were acquiring the shares for their own account, for investment purposes and not with the intent to resell or redistribute the shares.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, since the offering related to an insubstantial number of offerees, the limited number of shares offered, and the absence of public notice or solicitation of purchasers.  In addition, the shares were exempt from registration under Section 4(5) of the Securities Act of 1933, as amended, because all of the investors were “accredited investors” as that term is defined in Rule 501, the aggregate value of all shares sold in the private placement was less than $5,000,000 and there was no public notice or solicitation of our shares.  All shares issued were restricted against further transfer.

On April 1, 2010, we issued 50,000 shares of our Common Stock to an individual that agreed to serve in the capacity of an advisory director.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued solely for services rendered and to be rendered by a natural person, the limited number of shares offered, and the absence of public notice or solicitation of purchasers.  In addition, the issuance of the shares was exempt pursuant to Rule 701 under the Securities Act of 1933 because they were issued pursuant to a written compensation contract between us and a natural person that provided and will provide bona fide services that do not relate to the offer and sale of securities in a capital-raising transaction and do not, directly or indirectly, promote or maintain a market in our securities, and the value of all securities issued in reliance upon Rule 701 during any 12-month period is less than $1,000,000.  All shares issued were restricted against further transfer.

On May 6, 2010, we issued 100,000 shares of our Common Stock in connection with a marketing agreement and lease of retail space in a pro shop.  The shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in a privately negotiated transaction and were not the subject of a general solicitation.  These shares are restricted against further transfer.

On August 18, 2010, we issued a total of 187,000 shares of our Common Stock for services rendered and to be rendered by 17 consultants.  Each consultant represented to us that he, she or it was acquiring the shares for their own account, for investment purposes and not with the intent to resell or redistribute the shares.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in privately negotiated transactions with each service provider and were not the subject of a general solicitation.  In addition, the issuance of the shares to our service providers was exempt pursuant to Rule 701 under the Securities Act of 1933 because they were issued pursuant to a written compensation contract between us and each of the service providers, the service providers are natural persons that have provided and will provide bona fide services that do not relate to the offer and sale of securities in a capital-raising transaction and do not, directly or indirectly, promote or maintain a market in our securities, and the value of all securities issued in reliance upon Rule 701 during any 12-month period is less than $1,000,000.  These shares are restricted against further transfer.

Part II – Page 2

On June 1, 2010, we created an Advisory Board consisting of seven persons that have contributed to the development of our business plan and from whom we would continue to seek advice relating to potential acquisitions.  In connection with the creation and appointment of the Advisory Board, we issued a total of 150,000 shares of our Common Stock to the members on October 7, 2010.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued solely for services rendered and to be rendered by members of our Advisory Board, all of whom have been involved in our business, the limited number of shares offered, and the absence of public notice or solicitation of purchasers.  In addition, the issuance of the shares to our Advisory Board was exempt pursuant to Rule 701 under the Securities Act of 1933 because they were issued pursuant to a written compensation contract between us and the members of the Advisory Board, the members of the Advisory Board are natural persons that have provided and will provide bona fide services that do not relate to the offer and sale of securities in a capital-raising transaction and do not, directly or indirectly, promote or maintain a market in our securities, and the value of all securities issued in reliance upon Rule 701 during any 12-month period is less than $1,000,000.  All shares issued were restricted against further transfer.

Between January 17, 2011 and April 27, 2011, we issued 295,000 shares of our Common Stock to for services rendered and to be rendered by six consultants.  Each consultant represented to us that he, she or it was acquiring the shares for their own account, for investment purposes and not with the intent to resell or redistribute the shares.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in privately negotiated transactions with each service provider and were not the subject of a general solicitation.  In addition, the issuance of the shares to our service providers was exempt pursuant to Rule 701 under the Securities Act of 1933 because they were issued pursuant to a written compensation contract between us and each of the service providers, the service providers are natural persons that have provided and will provide bona fide services that do not relate to the offer and sale of securities in a capital-raising transaction and do not, directly or indirectly, promote or maintain a market in our securities, and the value of all securities issued in reliance upon Rule 701 during any 12-month period is less than $1,000,000.  These shares are restricted against further transfer.

On March 9, 2011, we issued 138,000 shares of our Common Stock to an individual in connection with our assumption and extension of a $345,000 promissory note payable by TGA Media, Inc.  The individual represented to us that he acquired the shares for his own account, for investment purposes and not with the intent to resell or redistribute the shares.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in a privately negotiated transaction and were not the subject of a general solicitation.  These shares are restricted against further transfer.

On May 1, 2011, we issued 100,000 shares of our Common Stock for services rendered and to be rendered by an individual that represented to us that he was acquiring the shares for his own account, for investment purposes and not with the intent to resell or redistribute the shares.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in a privately negotiated transaction and were not the subject of a general solicitation.  In addition, the issuance of the shares was exempt pursuant to Rule 701 under the Securities Act of 1933 because they were issued pursuant to a written compensation contract between us and a natural person that has provided and will provide bona fide services that do not relate to the offer and sale of securities in a capital-raising transaction and do not, directly or indirectly, promote or maintain a market in our securities, and the value of all securities issued in reliance upon Rule 701 during any 12-month period is less than $1,000,000.  These shares are restricted against further transfer.

On May 27, 2011, we issued 220,000 shares of our Common Stock to a lender in connection with the issuance of our promissory note in the original principal amount of $220,000.  Our lender represented to us that it acquired the shares for its own account, for investment purposes and not with the intent to resell or redistribute the shares.  The shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in a privately negotiated transaction and were not the subject of a general solicitation.  The shares are restricted against further transfer.

Part II – Page 3

Between October 2010 and June 2011, we issued 425,000 shares of our Common Stock for $.50 per share in a private placement to seven individual investors, each of whom had previous relationships with us and our principal executive officers.  Each investor represented to us that they were a sophisticated investor, had sufficient knowledge and resources to participate in the private placement and were acquiring the shares for their own account, for investment purposes and not with the intent to resell or redistribute the shares.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, since the offering related to an insubstantial number of offerees, the limited number of shares offered, and the absence of public notice or solicitation of purchasers.  In addition, the shares were exempt from registration under Section 4(5) of the Securities Act of 1933, as amended, because all of the investors were “accredited investors” as that term is defined in Rule 501, the aggregate value of all shares sold in the private placement was less than $5,000,000 and there was no public notice or solicitation of our shares.  All shares issued were restricted against further transfer.

On July 11, 2011, we issued 50,000 shares of our Common Stock to a lender in connection with the issuance of our promissory note in the original principal amount of $50,000.  Our lender represented to us that it acquired the shares for its own account, for investment purposes and not with the intent to resell or redistribute the shares.  The shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in a privately negotiated transaction and were not the subject of a general solicitation.  The shares are restricted against further transfer.

On August 1, 2011, we entered into an employment agreement requiring us to issue 1,000,000 shares of our Common Stock for services rendered and to be rendered by an individual.  These shares were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, because they were issued in a privately negotiated transaction and were not the subject of a general solicitation.  In addition, the issuance of the shares was exempt pursuant to Rule 701 under the Securities Act of 1933 because they were issued pursuant to a written compensation contract between us and a natural person that has provided and will provide bona fide services that do not relate to the offer and sale of securities in a capital-raising transaction and do not, directly or indirectly, promote or maintain a market in our securities, and the value of all securities issued in reliance upon Rule 701 during any 12-month period is less than $1,000,000.  These shares are restricted against further transfer.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description

2.1	Exchange, Redemption and Accord and Satisfaction Agreement dated November 12, 2009 among Kevin Campbell, The Golfers Company and Golfers Incorporated.

2.2	Asset Purchase Agreement dated December 31, 2009 between W. G. Chase LLC and Golfers Incorporated.

2.3	First Amendment to Asset Purchase Agreement dated January 1, 2010 between W. G. Chase LLC and Golfers Incorporated.

2.4	LLC Membership Interest Purchase Agreement dated December 31, 2009 between The Golf Zone and Golfers Incorporated.

2.5	Transfer Agreement dated December 31, 2009 among TGA Media LLC, DH Dobbin Consulting, Inc. W. C. Chase LLC and Golfers Incorporated.

3.1	Articles of Incorporation of Golfers Incorporated.

3.2	Amendment to the Articles of Incorporation of Golfers Incorporated changing the name of the company to Performance Sports Brands, Inc.

3.3	Bylaws of Golfers Incorporated.

5.1	Opinion of Kane Russell Coleman & Logan PC.

10.1	Contract for Services dated October 22, 2009 among Public Company Management Corporation and GoPublicToday.com, Inc. and W. G. Chase LLC.

Part II – Page 4

Exhibit Number	Description

10.2	Initial Stockholder Subscription Agreement dated November 12, 2009 between Andrew Telsey and Golfers Incorporated.

10.3	Commercial Lease Agreement dated January 1, 2010 between Stephen V. Abram and Michael F. Abram and Golfers Incorporated.

10.4	Consulting Agreement dated January 1, 2010 between Marba, Inc. and Golfers Incorporated.

10.5	Consulting Agreement dated January 1, 2010 between CTM Marketing, Inc. and Golfers Incorporated.

10.6	Employment Agreement dated August 1, 2011 between Matthew Molloy and Performance Sports Brands, Inc.

10.7	Patent and Trademark License Agreement dated August 10, 2009 between Martin J. and Stacey R. Chuck and Tour Striker-TGA, LLC

10.8	License Agreement dated July 26, 2011 between Technical Textiles LLC and Performance Sports Brands, Inc.

10.9	Agreement dated January 1, 2010 between Gary McCord and Tour Striker-TGA LLC

10.10	Endorsement Agreement dated February 21, 2011 between Andy North and Golfers Incorporated

10.11	Endorsement Agreement dated May 10, 2011 between Paul Azinger and Performance Sports Brands, Inc.

10.12	Promissory Note dated July 1, 2011 in the original principal amount of $151,286.91 payable to Performance Sports Brands, Inc. from Marba, Inc.

10.13	Promissory Note dated January 1, 2010 in the original principal amount of $129,418.18 payable to W.G. Chase, LLC from CTM Marketing, Inc.

14.1	Code of Ethics.

21.1	Subsidiaries

23.1	Consent of Kane Russell Coleman & Logan PC (included in Exhibit 5.1).

23.2	Consent of J.H. Cohn LLP

24.1	Powers of Attorney (on Signature Page).

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)       To include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance of Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         any preliminary prospectus or prospectus of the undersigned registrant under relating to the offering required to be filed pursuant to Rule 424;

(ii)        any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Luis Obispo, State of California, on September 8, 2011.

PERFORMANCE SPORTS BRANDS, INC.

By:	/s/ Michael F. Abram
	Name:	Michael F. Abram
	Title:	President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael F. Abram or Stephen V. Abram, or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U. S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s / Stephen V. Abram	Principal Executive Officer, Principal Accounting Officer and Director	September 8, 2011
Stephen V. Abram

/s/ Michael F. Abram	Director	September 8, 2011
Michael F. Abram

/s/ Matthew Molloy	Director	September 8, 2011
Matthew Molloy

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